UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 3
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          COMMUNICATIONS RESEARCH, INC.
                          -----------------------------
                 (Name of small business issuer in our charter)

                                     NEVADA
                                     ------
         (State or other jurisdiction of incorporation or organization)

                    7373                             22-2991753
                    ----                             ----------
          (Primary standard industrial           (I.R.S. Employer
           classification code number)          Identification No.)

                        67 Ramapo Valley Road, Suite 103
                                Mahwah, NJ 07430
                                 (201) 684-0880
                                 --------------
          (Address and telephone number of principal executive offices)

                                 Farber & Klein
                               Attn: Andrew Farber
                        20283 State Road Seven, Suite 300
                            Boca Raton, Florida 33498
                                 (561) 451-1969
                                 --------------
               (Name, address and telephone of agent for service)

                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after the
                 effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------

                        Amount          Proposed        Proposed Maxi-    Commissions,       Maximum              Amount
Title of class of     of Shares          Maximum        mum Aggregate     Discounts and        Net                  of
securities         to be registered   Offering Price      Offering         Underwriting      Proceeds          Registration
                                        Per Share         Price (1)      Expenses and Fees    Raised               Fee(2)
---------------------------------------------------------------------------------------------------------------------------
Class A
Common Stock         19,912,641(3)         $ .35         $6,969,424         $   0.0         $6,969,424         $   1,840.00

Class A
Common Stock          4,329,041(4)         $ .35         $1,515,164         $   0.00        $1,515,164         $     400.00
                     ----------                          ----------         --------        ----------         ------------
TOTAL                24,241,682                          $8,484,588         $   0.00        $8,484,588         $   2,240.00

(1) Selling security holders may utilize the services of broker-dealers to assist the shareholders with the sale of their shares. As of the date of this offering memorandum, there are no arrangements in place between Communications Research, Inc. or any of the selling security holders and any broker-dealers nor are any such arrangements contemplated. No minimum number of shares must be sold before we can utilize any of the proceeds raised from this offering.
(2) Calculated pursuant to Regulation 457 promulgated under Section 5 of the Securities Act of 1933, as amended, for purposes of determining the registration.
(3)  These shares are being sold by Communications Research, Inc.
(4)  These shares are being sold by our shareholders.



THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE. INFORMATION CONTAINED IN THIS REGISTRATION STATEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                   Preliminary Prospectus Dated April __, 2002

                                   PROSPECTUS

                          COMMUNICATIONS RESEARCH, INC.

         The registration statement of which this prospectus is a part relates to the securities of Communications Research, Inc., a Nevada corporation. We are registering a total of 24,241,682 of our common shares. Of these shares, 4,329,041 are being resold by our shareholders and an additional 19,912,641 shares are being sold by us, as set forth in the table shown below:

         The shares that we are selling on our own behalf are offered on a "direct participation" basis, for a period of up to one hundred eighty (180) days from the effective date of this registration statement, which period may be extended, at our option, for an additional ninety (90) days. These shares will be offered by us commencing upon the effectiveness of the registration statement of which this prospectus is a part. No minimum number of shares must be sold before we can utilize any of the proceeds raised from this offering. Investor funds received will not be placed in escrow. Selling security holders will sell their shares at a price of $0.35 per share until our shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated transactions. Selling security holders may utilize the services of broker-dealers to assist the shareholders with the sale of their shares. As of the date of this offering memorandum, there are no arrangements in place between Communications Research, Inc. or any of the selling security holders and any broker-dealers nor are any such arrangements contemplated. Neither the shares registered hereby nor any of our other securities are currently traded on any exchange nor have they ever traded in a public market.


-------------------------------------------------------------------------------------------------------------

                        Amount          Proposed        Proposed Maxi-    Commissions,       Maximum
Title of class of     of Shares          Maximum        mum Aggregate     Discounts and        Net
securities         to be registered   Offering Price      Offering         Underwriting      Proceeds
                                        Per Share         Price          Expenses and Fees    Raised
-------------------------------------------------------------------------------------------------------------
Class A Common
Stock to be Sold
by the Company       19,912,641            $ .35         $6,969,424         $   0.0         $6,969,424


Class A Common
Stock to be Sold by
Selling Shareholders  4,329,041            $ .35         $1,515,164         $   0.00        $1,515,164

                     ----------                          ----------         --------        ----------
TOTAL                24,241,682                          $8,484,588         $   0.00        $8,484,588

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 6 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 THE DATE OF THIS PROSPECTUS IS APRIL __, 2002.

                                TABLE OF CONTENTS


1.    Summary Information ..............................................   5
2.    Risk Factors .....................................................   6
3.    Use of Proceeds ..................................................  14
5.    Determination of Offering Price ..................................  15
6.    Dilution .........................................................  15
7.    Selling Security Holders .........................................  16
8.    Plan of Distribution .............................................  19
9.    Legal Proceedings ................................................  21
10.   Directors, Executive Officers, Promoters and Control Management ..  22
11.   Security Ownership of Certain Beneficial Owners and Management ...  24
12.   Description of Securities ........................................  26
13.   Interest of Named Experts and Counsel ............................  26
14.   Disclosure of Commission Position on Indemnification for
        Securities Act Liabilities .....................................  26
15.   Description of Business ..........................................  28
16.   Management's Discussion and Analysis .............................  39
17.   Description of Property ..........................................  41
18.   Certain Relationships and Related Transactions ...................  41
19.   Market for Common Equity and Related Stockholder Matters .........  42
20.   Executive Compensation ...........................................  43
21.   Index to Financial Statements ....................................  F-1





         Until _____________, 2002 (90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               SUMMARY INFORMATION

References in this document to "us", "we", or "the Company" refer to Communications Research, Inc.

PROSPECTUS SUMMARY

Our Company.                        Our Company consists of two primary
                                    business units operating under one
                                    corporation. Our Systems Integration
                                    Division designs, develops, installs and supports sophisticated communications systems that process, display, transmit and receive data, voice and full motion video to suit the unique needs of our customers.

                                    Our Visual Products Division manufactures and sells fully integrated, PC based, H.320 International Standards compliant, digitally compressed full motion video conferencing systems. For the year ended December 31, 2000 we had revenues of $105,300 and suffered a net loss of $253,590. Our principal office is located at 67 Ramapo Valley Rd., Suite 103, Mahwah, NJ 07430 and our telephone number is (201) 684-0880.


Capitalization.                     Our capitalization consists of 40,000,000
                                    shares of class A $0.001 par value common stock and 700,000 shares of Class B, $0.001 par value Common stock. As of December 31, 2001, 12,580,591 and 400,000 shares are issued and outstanding, respectively.
                                    Assuming we sell all of the Class A shares that we are offering on our own behalf, we will have 32,493,232 Class A shares issued and outstanding.


The Offering                        We are registering a total of 4,329,041
                                    shares of the Class A common shares for
                                    resale on behalf of our shareholders. We will not receive any proceeds from the sale of these shares. In addition, we are registering an additional 19,912,641 shares of Class A stock on our own behalf, which will be offered for sale as soon as practicable upon the effectiveness of the registration statement of which this prospectus is a part. This offering will terminate in one hundred eighty (180) days unless we extend it for an additional ninety
                                    (90) days. We intend to use these shares to repay a promissory note held by an unrelated party and for general working capital purposes. As we are not required to raise a minimum amount of proceeds before we can utilize the funds that we raise, we cannot estimate the amount, if any, of the proceeds we may receive from the sale of these securities.

                                    The sale price of these shares is $.35 per share. These shares are offered on a "direct participation" basis without any escrow provisions. No minimum number of shares must be sold before we can utilize any of the proceeds raised from this offering.

FINANCIAL SUMMARY INFORMATION.

         The information set forth below has been selected from our financial statements. This information should be read in conjunction with, and is qualified in its entirety by reference to the financial statements, including the notes that are attached to and are a part of the financial statements included elsewhere in this prospectus.

Results of Operations.

                                  Year Ended     Year Ended
                                   12/31/01       12/31/00
--------------------------------------------------------------------------------
Revenues ....................     $ 214,462      $ 105,300
Gross Profit ................     $ 203,189      $  75,849
Operating Expenses ..........     $ 238,120      $ 277,959
Income (Loss) From Operations     ($ 34,931)     ($202,110)
Total Current Assets ........     $  22,998      $  16,817
Total Assets ................     $ 175,978      $ 184,493
Total Current Liabilities ...     $ 512,033      $ 468,407
Total Liabilities ...........     $ 545,192      $ 482,539


                                  RISK FACTORS

AN INVESTMENT IN THE SHARES OF COMMON STOCK THAT WE ARE REGISTERING INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD TO LOSE THEIR INVESTMENT WHO HAVE ADEQUATE LIQUID ASSETS TO BE ABLE TO AFFORD A LONG-TERM ILLIQUID INVESTMENT. THERE CAN BE NO ASSURANCE THAT WE WILL HAVE SUBSTANTIAL PRODUCT SALES OR REVENUES, OR THAT WE WILL BE ABLE TO SELL OUR PRODUCTS OR SERVICES AT A PROFIT. OTHER RISK FACTORS INCLUDE OUR RELIANCE ON A LIMITED IN-HOUSE SALES FORCE AND THIRD-PARTY INDEPENDENT DISTRIBUTORS AND WHOLESALERS FOR PRODUCT SALES. PROSPECTIVE PURCHASERS SHOULD, PRIOR TO PURCHASE, CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

                          RISKS RELATED TO OUR BUSINESS

OUR OPERATING LOSSES, OUR RELIANCE UPON LOANS FROM OUR OFFICERS, AND OUR RELIANCE ON THE PROCEEDS OF THIS OFFERING RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         We currently estimate that we will require between $ 300,000.00 and $350,000.00 in operating capital over the next 12 months to remain in business. Substantial expenditures will be required to enable us to pursue future research and development activities, expand our services, further develop our proprietary software, and market our products. The level of expenditures required for these activities will depend in part upon changes in technology and whether we develop and market our products and services independently or with others through collaborative arrangements. Our future capital requirements will also depend on one or more of the following factors: market acceptance of our products; the extent and progress of our research and development programs; the costs involved in filing, protecting and enforcing patent and other intellectual property claims; competing technological and market developments; and the costs of commercializing our products. Our capital requirements will also depend largely on how aggressive we are in expanding our revenues and managing our expenses.


         For the last two fiscal years ending 2000 and 2001 our gross operating revenues have been $105,300 and $214,462 respectively. . During 2000, our net loss was $253,590. During 2001, our net loss was $71,168. Our success will be dependent on our ability to significantly expand our business operations. We must also be able to compete effectively with other companies providing similar services, many of which are much better capitalized than we are today. Until we achieve these goals and attain sustained profitability, we are dependent upon continuing loans from our executive officers to remain in business and will continue to be so dependent. Without these loans, we would be dependent upon the proceeds of this offering to remain in business. We cannot be certain that we will ever attain sustained profitability, that our executive officers will continue to fund our operations, or that we will raise sufficient proceeds from this offering, to remain in business.

         Our current liabilities include loans made to us by our executive officers, Carl R. Ceragno and Alma Jean O'Connor. These loans totaled $262,361 as of December 31, 2001 and are due upon the demand of Ms. O'Connor and Mr. Ceragno. We do not currently have sufficient resources to repay these loans.


FAILURE OF OUR OPERATING AND INTERNAL GROWTH STRATEGIES MAY AFFECT OUR ABILITY TO EXECUTE OUR BUSINESS PLAN AND REMAIN IN BUSINESS

         We intend to grow our revenues and attain profitability by expanding the range of service we offer to customers, attracting new customers, strategically aligning ourselves with larger business partners, increasing the number of projects performed for existing customers, and reducing operating and overhead expenses. Many of the factors affecting our ability to do so may be beyond our control and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our failure to do so could cause us to curtail or cease our operations.

         While we strive to attain profitability, we are currently experiencing a period of development and expansion which has placed, and could continue to place, a significant strain on our management, customer service and support operations, sales and administrative personnel and other resources. In order to serve the needs of our existing and future customers, we will need to increase our workforce, which will require us to attract, train, motivate and manage qualified employees. Our ability to manage our planned growth will require us to continue to expand our operating, management, information and financial systems, all of which may significantly increase our operating expenses. Increased operating expenses could frustrate our efforts to achieve sustained profitability.

MOST OF OUR CONTRACTS CAN BE CANCELED ON SHORT NOTICE, WHICH MAKES IT DIFFICULT FOR US TO FORECAST REVENUES AND EFFECTIVELY MANAGE OUR EXPENSES.

         A substantial number of our contracts can be canceled upon short notice. Accordingly, we cannot be certain that our future revenues will approximate our historical performance. Our inability to replace any canceled contracts with contracts entered into with other customers will have a significant negative effect on our business.

UNLESS CLIENTS REQUIRE OUR SERVICES AT MULTIPLE LOCATIONS OUR CONTRACTS DO NOT PROVIDE FOR REPEAT BUSINESS, WHICH REQUIRES US TO SEEK NEW REVENUE SOURCES ON AN ONGOING BASIS

         Many of our system integration projects are one time projects designed to meet a specific customer need. The system integration systems that we install generally have a long usable life expectancy. These projects do not promote long term, repeat business with a particular customer unless that customer requires our services at multiple locations. This requires us to maintain an ongoing sales and marketing budget and requires our sales team to constantly attract business from new customers.

OUR FAILURE TO ADJUST TO CHANGES IN TECHNOLOGY MAY RENDER OUR PRODUCTS AND SYSTEMS OBSOLETE AND CAUSE A DRAMATIC REDUCTION IN OUR REVENUES.

         The telecommunication field, professional video, video conferencing and systems networking industries are subject to rapid changes in technology. Systems used for the transmission and display of video, voice and data as well as the hardware which carries these systems, are subject to rapid changes in technology. The expertise developed by our key personnel may no longer be applicable to subsequent advancements in technology. In the future, our customers may be able to receive enhanced services without a significant upgrade of their existing information technology and communication systems thereby minimizing the need for the type of services that we provide.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

         Our industry is highly competitive and is served by numerous small, owner operated private companies, several public companies and several large regional companies. There are no substantial barriers to entry in our industry and we expect that competition will intensify in the future. Competition in the industry depends upon a number of factors, including price. Our competitors may have lower overhead cost structures and may, therefore, be able to provide their services at more competitive prices. Many of our competitors have greater market presence, engineering depth and marketing capabilities, as well as greater financial, technological and personnel resources than we do.

 As a result, they may be able to develop and expand their customer base more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. We cannot be certain that we will be able to maintain or enhance our competitive position. We also face competition from in-house service departments of our prospective and existing customer base and cannot be certain that our existing or prospective customers will continue to outsource business to us in the future.

         Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of products. Accordingly, it is possible that new competitors or alliances among competitors and/or vendors may emerge and rapidly acquire market share. Increased competition from any one of these sources is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could have a significant negative affect on our business.

WE ARE SUBJECT TO LAWS GOVERNING INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS THAT MAY HAVE A NEGATIVE EFFECT ON OUR BUSINESS

         As the number of products in the telecommunication, teleconferencing and professional video industries increases and the functionality of these products further overlaps, companies may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. We cannot be certain that third parties will not assert infringement or misappropriation claims against us in the future with respect to current or future products, or that any such assertion will not require us to enter into royalty arrangements or litigation that would be costly to us. Any claims or litigation, with or without merit, and any subsequent finding of infringement would result in a diversion of our management's attention as well as a diversion of our financial resources, and could have a significant negative effect on our business. Adverse determinations in such claims or litigation could have a material adverse effect on our business, financial condition and results of operations.

         While we believe that our success will depend principally upon our ability to develop products and effectively market them along with our integration and installation services, our ability to compete is also dependent in part upon our proprietary technology and intellectual property rights. Our inability to protect our proprietary rights could have a significant negative effect on our business. We have not filed for any federal copyrights, patents or trademarks to protect our proprietary software, documentation and other proprietary information. We cannot be certain that common law intellectual property rights will be sufficient to protect our interests. Nor can we be certain that the confidentiality agreements and other methods on which we may rely to protect our trade secrets and proprietary information and rights will be adequate to prevent competitors from developing similar technology. In the absence of patent protection, our business may be adversely affected by competitors that develop functionally equivalent technology and we may be subject to additional risk if we enter into transactions in countries where intellectual property laws are not well developed or enforced effectively. Litigation to defend and enforce our intellectual property rights, regardless of the final outcome of such litigation, would result in a diversion of our management's attention as well as our financial resources, and could have a significant negative effect on our business.

THE DEPARTURE OF MR. CERAGNO, OUR PRESIDENT, AND LACK OF QUALIFIED INSTALLATION STAFF COULD DISRUPT OUR BUSINESS

         We depend upon the continued services of our president, Carl R. Ceragno. Mr. Ceragno is not employed by us pursuant to the terms of an employment contract. The loss of the services of Mr.

Ceragno would have a significant negative effect on our business as we have not hired management personnel to perform his duties if he cannot carry them out on his own. In addition, we do not carry key-person life insurance policies on Mr. Ceragno's life. We do however intend to purchase such insurance in the future. However, whether funds will be available for such purposes cannot be assured and will depend upon our future budgeting needs. Even if insurance benefits are received we cannot be certain that we will be able to effectively replace Mr. Ceragno or other key employees at affordable rates.


         Our Systems Integration Division relies heavily upon the availability of highly qualified and trained installation subcontractors for the systems that it designs and installs. The competition for the services of these individuals is intense. We cannot be certain that we will be successful in attracting and retaining additional skilled installation personnel as needed. Our failure to do so could have a significant negative effect on our business.

OUR OBLIGATION TO INDEMNIFY OFFICERS AND DIRECTORS MAY CAUSE SIGNIFICANT OPERATIONAL EXPENSES

         Our Articles of Incorporation and Bylaws provide for the indemnification of our officers and directors. It is possible that we may be required to pay judgments, fines, legal fees and expenses incurred by our officers or directors in connection with their corporate activities, provided that the officer or director acted in good faith.

CONTROL OF OUR MANAGEMENT BY OUR PRESIDENT COULD LIMIT THE ABILITY OF OTHER STOCKHOLDERS TO GOVERN OUR AFFAIRS.


         Carl R. Ceragno, our president, owns all of our issued and outstanding Class B shares as well as 2,500,000 of our Class A shares. He will have voting control of our management. Mr. Ceragno will be able to continue to determine and direct our affairs and policies and will effectively control virtually all matters requiring approval by our stockholders, including the amendments of the Articles of Incorporation, the election of directors, and the approval of mergers or similar transactions. As a result, shareholders will not be able to replace management even if they determine that we are being managed ineffectively.


         This concentration of voting control in the hands of Mr. Ceragno may have the effect of delaying, deferring or preventing a change in control of our Board of Directors, impeding a merger, consolidation, takeover or other business combination that we may otherwise consider or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our Board of Directors. This could have a significant negative effect on the market price of our common stock.

THE LOSS OF ONE OF OUR THREE MAJOR CUSTOMERS OR A DECREASE IN THE BUSINESS THAT WE DO WITH ANY ONE OF THEM COULD NEGATIVELY AFFECT OUR BUSINESS


      We are dependent upon a small number of our customers as well as a small number of systems sales for a substantial portion of our revenues. For the fiscal year ending December 31, 1999, sales of integration services to 3 clients accounted for 85% of our operating revenues. For the fiscal years ending December 31, 2000 and December 31, 2001, sales of integration services to 1 client accounted for approximately 50% of our operating revenues. The loss of any one of these customers or a diminution in sales to any one of them could have a significant negative effect on our business.


FUTURE ACQUISITIONS MAY DISRUPT OUR OPERATIONS AND DILUTE THE VALUE OF OUR
SHARES

      One of our business strategies is to pursue acquisition opportunities that complement our existing products, expand our distribution channel or are compatible with our business philosophy and strategic goals. Future acquisitions could be financed by internally generated funds, bank borrowings, and/or public offerings or private placements of equity or debt securities. We cannot be certain that we will be able to make acquisitions on terms favorable to us or that funds to finance an acquisition will be available or permitted under our financing instruments. If we complete acquisitions, we will encounter various associated risks, including the possible inability to integrate an acquired business into our operations, potentially increased goodwill amortization, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a significant negative effect on our business. In addition, such acquisitions could result in substantial equity dilution to existing stockholders if they are paid for with our shares.


                       RISKS ASSOCIATED WITH THIS OFFERING

YOU MAY BE UNABLE TO SELL YOUR SHARES BECAUSE THERE IS NO PUBLIC MARKET FOR OUR SECURITIES

      The purchasers of securities that we are registering will be able to resell such securities in the public market only if the securities are registered or their sale is exempt from registration under applicable state securities laws of the jurisdictions in which the proposed purchasers reside. The securities may be deprived of any value and the market for the securities may be limited if the securities are not registered or exempt from registration in the jurisdictions in which any prospective purchaser of the securities then resides. We intend to list our company with a nationally recognized securities manual such as Moody's Industrial Manual, Standard and Poors Standard Corporation Descriptions, or the like. However, purchasers who wish to resell their shares would only be able to do so in those jurisdictions that recognize such a standard manual exemption or if the sale of their securities was otherwise exempt from registration in the jurisdiction in which they resided.

      At the present time there is no public market for the common stock that we are registering and we cannot be certain that a trading market can or will be developed and sustained in the future. Our common stock is not traded on any exchange. Nor can we know whether our common stock will ever be listed on an exchange. As a result, holders of our common stock may face difficulty in the event that they wish to liquidate their investment. You must be prepared to bear the economic risk of your investment for an indefinite period of time, even assuming that we are successful in listing our shares for trading in the National Quotation Bureau "Pink Sheets" or on the Over-the-counter Bulletin Board ("OTCBB"). Even if we are successful in having our shares listed for trading in the Pink Sheets or on the OTCBB, securities of companies traded on the OTCBB and Pink Sheets are generally more difficult to dispose of and to obtain accurate quotations as to price than securities of companies that are traded on the NASDAQ National Market, the NASDAQ SmallCap Market or the major stock exchanges.

THE CONCURRENT OFFERING OF SHARES BY OUR SELLING SECURITY HOLDERS WITH THE OFFERING OF SHARES TO BE SOLD BY US MAY MAKE IT MORE DIFFICULT FOR US TO SELL OUR SHARES

      We are selling our shares as well as shares owned by our selling security holders. To the extent that selling security holder and our shares are being offered for sale concurrently, each sale of shares held by our selling security holders may reduce the pool of investors willing to buy our shares and demand for our shares. As a result, our ability to raise capital may be hampered.

OUR FAILURE TO PAY DIVIDENDS COULD NEGATIVELY AFFECT OUR SHAREHOLDERS

      Investors seeking a regular cash return on their investment should know that we have never paid dividends to our shareholders and do not anticipate paying dividends to our shareholders in the foreseeable future. If our operations become profitable, it is anticipated that earnings will be reinvested in our operations to fund our growth.

OUR SECURITIES ARE SUBJECT TO PENNY STOCK REGULATIONS, WHICH MAY MAKE IT MORE DIFFICULT TO SELL YOUR SHARES

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks and their associated risks. It is likely that our shares will be regulated as a penny stock and will be subject to the additional disclosure requirements imposed by this law.

         The impact of the regulations applicable to penny stocks on our securities is a reduction in the market liquidity of our securities by limiting the ability of broker/dealers to trade our securities and the ability of purchasers of our securities to sell their securities in the secondary market. The low price of our common stock also has a negative effect on the amount and percentage of transaction costs paid by individual shareholders and our potential ability to raise additional capital by issuing additional shares. The primary reasons for these effects include the internal policies of many institutional investors that prohibit the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and brokerage house policies and practices that tend to discourage individual brokers from dealing in low-priced stocks. In addition, since broker's commissions on low-priced stocks represent a higher percentage of the stock price than commissions on higher priced stocks, the current low share price of the common stock results in individual shareholders paying transaction costs that are a higher percentage of their total share value than would be the case if the share price were substantially higher. High transaction costs can erode an investor's return on investment.

SHARES ELIGIBLE FOR FUTURE SALE MAY HAVE AN AVERSE EFFECT ON OUR STOCK PRICE

         Future sales of substantial amounts of common stock in the public market could adversely affect market prices of our common stock. Upon the issuance of the maximum number of shares that we are registering, there will be approximately 32,493,232 Class A Shares. The 24,241,682 Class A Shares of common stock that we are registering will be freely tradeable without restriction or further registration under the Securities Act, unless held by our "affiliate" as that term is defined in Rule 144 under the Securities Act ("Rule 144"), which shares will be subject to the resale limitations of Rule 144. Of the Class A Shares that we are registering, 27,500 of said shares will be deemed "restricted securities" under Rule 144 and may not be sold unless they are registered under the Securities Act or unless an exemption from registration, such as the exemption provided by Rule 144, is available.

         No prediction can be made as to the effect, if any, that future sales, or the availability of 144 stock for future sales, will have on the market price of our stock from time to time. Sales of substantial amounts of 144 stock by us or by stockholders who hold restricted securities, or the perception that such sales may occur, could adversely affect market prices for our stock.

INVESTORS WILL INCUR IMMEDIATE DILUTION


         Assuming we issue all of the 19,912,641 shares registered pursuant to this prospectus and further assuming a public offering price of $0.35 per Share, purchasers of the shares shall suffer dilution of $0.15 per share between the net tangible book value per share and the $0.35 per share public offering price for said shares. Assuming we issue all 19,912,641 shares registered pursuant to this prospectus and further assuming a public offering price of $0.35 per share, our present shareholders (which include all of our shareholders who had received their shares pursuant to a spin off from our former parent company with a zero cost basis for their shares and our directors and officers who paid nominal consideration for their shares) shall have paid $33,505 for 38.7% of our outstanding shares. Therefore, a majority of the financial risks associated with our business will be incurred by those investors who purchased shares pursuant to this offering as investors in this offering shall have paid $6,969,425 for 61.3% of our shares

OUR ACTUAL RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THE FORWARD LOOKING STATEMENTS THAT ARE CONTAINED IN THIS PROSPECTUS

         This prospectus contains forward-looking statements that involve risks and uncertainties. The words "anticipate", "believe", "estimate", "expect", "will", "could", "may," and similar words are intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks described above and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the securities by our selling security holders. Assuming the sale of all 19,912,641 shares that we are offering, the net proceeds that we realize from this offering will be approximately $6,946,520.00, after deducting the estimated expenses of this offering of $53,480. Assuming the sale of all 19,912,641 shares that we are offering, it is our present intention to use the net proceeds of this offering for the following purposes:



                                                         Amount                 Percent of Net Proceeds
                                                         ------                 -----------------------

Development of Software                              $   200,000                            2.9%
Satisfaction of Note                                 $   135,000                            1.9%
Technology and Equipment Upgrades                    $   150,000                            2.2%
Legal and Accounting Fees                            $    50,000                            1.0%
General Working Capital                              $ 6,411,520                            92.0%
                                                     -----------                        --------
TOTAL                                                $ 6,946,520                          100.0%

         Assuming the sale of 25% of the shares that we are offering, or 4,978,160 shares, the net proceeds that we realize from this offering will be approximately $1,688,876, after deducting the estimated expenses of this offering of $53,480. Assuming the sale of all 4,978,160 shares that we are offering, it is our present intention to use the net proceeds of this offering for the following purposes:

                                                         Amount                 Percent of Net Proceeds
                                                         ------                 -----------------------

Development of Software                              $   200,000                           11.8%
Satisfaction of Note                                 $   135,000                            8.0%
Technology and Equipment Upgrades                    $   150,000                            8.9%
Legal and Accounting Fees                            $    50,000                            3.0%
General Working Capital                              $ 1,153,876                            68.3%
                                                     -----------                        --------
TOTAL                                                $ 1,688,876                          100.0%

         Assuming the sale of 50% of the shares that we are offering, or 9,956,320 shares, the net proceeds that we realize from this offering will be approximately $3,431,232, after deducting the estimated expenses of this offering of $53,480. Assuming the sale of all 9,956,320 shares that we are offering, it is our present intention to use the net proceeds of this offering for the following purposes:

                                                         Amount                 Percent of Net Proceeds
                                                         ------                 -----------------------

Development of Software                              $   200,000                            5.8%
Satisfaction of Note                                 $   135,000                            3.9%
Technology and Equipment Upgrades                    $   150,000                            4.4%
Legal and Accounting Fees                            $    50,000                            1.4%
General Working Capital                              $ 2,896,232                            84.5%
                                                     -----------                        --------
TOTAL                                                $ 3,431,232                          100.0%

         Assuming the sale of 75% of the shares that we are offering, or 14,934,480 shares, the net proceeds that we realize from this offering will be approximately $5,173,588, after deducting the estimated expenses of this offering of $53,480. Assuming the sale of all 14,934,480 shares that we are offering, it is our present intention to use the net proceeds of this offering for the following purposes:


                                                         Amount                 Percent of Net Proceeds
                                                         ------                 -----------------------

Development of Software                              $   200,000                            3.9%
Satisfaction of Note                                 $   135,000                            2.6%
Technology and Equipment Upgrades                    $   150,000                            2.9%
Legal and Accounting Fees                            $    50,000                            1.0%
General Working Capital                              $ 4,638,588                            89.6%
                                                     -----------                        --------
TOTAL                                                $ 5,173,588                          100.0%

         In each of the foregoing illustrations, general working capital would include salaries and general and administrative expenses, wages and salaries for installation personnel as well as marketing and promotional expenses.

                         DETERMINATION OF OFFERING PRICE

         Our selling security holders will be able to determine the price at which they sell their securities. With respect to shares that will be sold by us, we have arbitrarily determined the price of each share to be $.35. The offering price is not an indication of, and is not based upon, the actual value of our business. The offering price bears no relationship to either our assets, net worth, book value, operations, earnings or any other recognized criteria of value, and should not be regarded as an indicator of the future market price of our shares. Since the offering price has been arbitrarily determined, market forces may ascribe a higher or lower valuation for our shares, taking into account our assets, book value, operations and net worth or any other recognized criteria of value and the laws of supply and demand in general.

                                    DILUTION


          The net tangible book value per share of our shares as of December 31,2001 was ($369,214) or ($0.03) per share. Assuming the sale of all 19,912,641 shares that we are selling at an offering price of $0.35 per share, the pro forma net tangible book value per share as of December 31, 2001 would have been $6,600,219 or $0.20 per share. There will be an immediate and substantial dilution to the investment made by purchasers in this offering of $0.15 per share, as illustrated by the following table:

         Public Offering Price Per Share ..................................   $   0.35

                  Net tangible book value per Share before the offering ...   $  (0.03)

                  Increase per Share attributable to our sale
                  of Shares ...............................................   $   0.38

         Pro forma net tangible book value per share after this offering ..   $   0.20

         Dilution per share to investors in this offering .................   $   0.15


         The following table summarizes, upon the sale of all 19,912,641 shares that we are registering at an offering price of $0.35 per share, the number of shares held by present shareholders and purchasers pursuant to this offering, the number of shares purchased as a percentage of our total outstanding shares, the aggregate consideration for such shares, the aggregate consideration as a percentage of the total consideration and the average consideration per share for such shares:

                                    Percentage
                  Number            of Total Shares to                          Percentage       Average
                  of Shares         Outstanding Shares      Aggregate           of Total         Consideration
                  to be held        After This Offering     Consideration       Consideration    Per Share
                  ------------      --------------------    -------------       -------------    -------------
Present
Shareholders       12,580,591             38.7%               $   33,505             0.5%         $  Nil

Purchasers
in this
Offering           19,912,641             61.3%               $6,969,425            99.5%         $ 0.35

TOTAL              32,493,232            100.0%               $7,002,930           100.00%        $ 0.22


                            SELLING SECURITY HOLDERS

         Once registered, the Class A shares may be sold by their respective holders, subject to limitations imposed upon our affiliates. Selling security holders consist of shareholders of record of our Class A common stock as of May 21, 1999, (other than Mr. Ceragno), a note holder and 2 consultants. Combined, such shareholders own a total of 8,570,600 shares, 4,329,041 of which are to be registered pursuant to the registration statement of which the prospectus is a part. However, any or all of the securities being registered on behalf of the shareholders may be retained by any of the selling security holders, and therefore no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. There is no assurance that our selling security holders will sell any or all of their respective shares. The aggregate proceeds to our selling security holders from the sale of their respective holdings will be the prices at which such securities are sold, less any commissions paid.


         Our securities are not currently listed on the OTC Bulletin Board and they may never be included on the OTC Bulletin Board. Our selling security holders' shares may be sold by our selling security holders in transactions on the Over-The-Counter Bulletin Board, should they become so listed, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Our selling security holders may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell our selling security holder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by our selling security holders may receive commissions or discounts from our selling security holders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of selling security holders' shares, from such purchaser). Broker-dealers may agree with our selling security holders to sell a specified number of the selling security holder's shares at a stipulated price, and to the extent that such broker-dealer is unable to do so, acting as agent for our selling security holder to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to our selling security holder. Broker-dealers who acquire selling security holders' shares as principal may thereafter resell such selling security holders' shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the- counter market, or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above.


         Our selling security holders and any broker-dealers or agents that participate with our selling security holders in the sale of their shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any com-missions received by such broker-dealers or agents and any profit on the resale of such shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         Our selling security holders have been advised that during the time they are engaged in "distribution" (as defined under Regulation M under the Securities Exchange Act of 1934, as amended) of the securities covered by this prospectus, they must comply with Regulation M under such act, and must not engage in any stabilization activity in connection with our securities or bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any selling security holders who are our "affiliated purchasers", as defined under Regulation M, have been further advised that they and their affiliates must coordinate their sales under this prospectus and otherwise with us and any other of our "affiliated purchasers" for purposes of Regulation
M. Our selling security holders must also furnish each broker through which selling security holders' shares are sold copies of this prospectus.


         The following table describes the number of our shares owned as of March 31, 2001 by those owners of our shares beneficially owning more than 1/10 of 1% of our Class A shares, who are shareholders, their relationship with us or any of our affiliates over the last three years, the number of their shares being registered and the number of shares owned by them both before and after the offering. Percentage of ownership figures contained in the following table assumes that all shares offered for sales by us will be sold. Mr. Ceragno's shares are not being registered pursuant to this offering. However, the 2,500,000 Class A shares owned by Mr. Ceragno would be available for sale under Rule 144. We believe that the selling security holders listed in the table below have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of securities by selling security holders. The percentage ownership assumes that none of the additional 19,912,641 shares of common stock registered pursuant to this offering are sold or take into consideration the supermajority voting rights maintained by Mr. Ceragno in connection with his ownership of the Class B common stock.



                                                Number of              Number of           Number of            Percentage of
                                                Shares Owned           Shares to be        Shares Owned         Shares Owned
Name                        Relationship        Before Offering        Registered          After Offering       After Offering
------------------------------------------------------------------------------------------------------------------------------

Harold Akantrud            Shareholder              13,374                 6,687                  6,687             0.02%
Glenn Bagwell, Jr.         Shareholder             625,000               312,500                312,500             0.96%
Kevin & Michelle
   Baisley                 Shareholder              12,500                 6,250                  6,250             0.02%
Joel Beagelman             Shareholder             500,000               250,000                250,000              0.77%
Bon Temps Roule, Inc.      Shareholder              71,428                35,714                 35,714              0.11%
Bob Bryan                  Shareholder              17,500                 8,750                  8,750              0.03%
Michael Cocconi            Shareholder              23,750                11,875                 11,875              0.04%
Dakota Group, Ltd.         Shareholder              13,500                 6,750                  6,750              0.03%
Engineering &
   Professional Services   Shareholder              62,500                31,250                 31,250              0.10%
Farber & Klein             Shareholder              37,500                37,750                      0              0.00%
Marvin Grossbard           Consultants              12,500                 6,250                  6,250              0.02%
Lawrence Hartman           Director                550,000                25,000                525,000              1.62%
Bertram Hennion. Jr.       Former Director         548,750                24,375                524,375              1.62%
Marketing Direct
   Concepts, Inc           Shareholder              62,500                31,250                 31,250              0.10%
MBH Group                  Shareholder              30,000                15,000                 15,000              0.05%
Alma Jean O'Connor         Secretary               255,000                 2,500                252,500               0.78%
Shirley Panoff             Shareholder              87,500                43,750                 43,750               0.14%
Pisarri McEnroe
   & Careri                Shareholder              12,500                 6,250                  6,250               0.02%
Thomas Reina               Shareholder              12,500                 6,250                  6,250               0.02%
Toby Investments           Shareholder             788,392               394,196                394,196               1.22%
Ron Vance                  Shareholder              17,768                 8,854                  8,854               0.03%
AngelCiti Multimedia,
   Inc.                    Affiliate                50,000                50,000                      0               0.00%

                               ------------------------------------------------------------

         Mr. Beagleman was an affiliate of our former parent company. AngelCiti Multimedia, Inc. is controlled by Lawrence Hartman, one of our directors. Toby Investments is beneficially owned by Barry Kobrin, and had been an affiliate of our former parent company. We believe that Dakota Group, Ltd. is controlled by Stanley Buchtal, who is not affiliated with us or any of our former affiliates. We believe that Engineering and Professional Services is beneficially owned by Frank Musorrafit, who is not affiliated with us or our former affiliates. Farber & Klein is beneficially owned by Andrew Farber and Jeffrey Klein our securities counsel. We do not know who the beneficial owners of Marketing Direct Concepts, Inc., MBH Group, or Bon Temps Roule, Inc. are. Pisarri McEnroe & Careri is beneficially owned by Bill McEnroe who we believe was the attorney for the president of our former parent company. We have taken the position that Mr. Hennion is not entitled to 500,000 of these shares but have taken no formal action in connection with having them canceled.

                              PLAN OF DISTRIBUTION

SHARES OFFERED BY SELLING SECURITY HOLDERS

         The securities offered by this prospectus may be sold from time to time by our selling security holders. The selling security holders will sell their shares at a price of $0.35 per share until our shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. To our best knowledge, no underwriting arrangements have been entered into by the selling security holders. We will seek to qualify the sale of the securities that we are registering in Connecticut, New Jersey, Wyoming and Georgia. Selling security holders will not be able to sell their securities in any other states, unless their shares are registered in those states or an exemption from registration exits. Although we intend to qualify the securities that we are registering for sale in the foregoing states, we cannot be certain that such qualifications will occur. Our securities must be registered or qualified for sale in these States before they may be resold by selling security holders in these states.

         The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices or negotiated prices.

         Our selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security solders, the pledgee in such loan transaction would have the same rights of sale as the selling security holders under this prospectus, subject to the terms and conditions of Rule 144. Our selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

         Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act and related rules and they may be subject to statutory liability under the Securities Act, including, but not limited to, Sections 11,12, and 17 of the Securities Act as well as Section 10(b) of the Securities Exchange Act and Rule 10(b)-5 imposed under the Securities Exchange Act.

SHARES OFFERED FOR SALE BY US.

         With respect to the shares that we will sell, we have not entered into any underwriting agreement or arrangement and have no current intention to do so. We will offer for sale the 19,912,641 shares that we are registering as soon as practicable following the effectiveness of the registration statement of which this prospectus is a part. These shares will be sold by Mr. Ceragno on a "direct participation basis" without any escrow provisions and without the use of an underwriter or sales agent. Such sales will be made in compliance with the self-offering exemption found in Securities Exchange Act Rule 3(a)4-1. No minimum number of shares must be sold before we can utilize any of the proceeds raised from this offering and no proceeds raised will be placed in escrow. We will also seek to qualify the sale of the securities that we are registering in Connecticut, New Jersey, Wyoming and Georgia.. We will not be able to sell their securities in any other states, unless their shares are registered in those states or an exemption from registration exits. Although we intend to qualify the securities that we are registering for sale in the foregoing states, we cannot be certain that such qualifications will occur. Our securities must be registered or qualified for sale in these States before we may sell them in these states.

         The offering of our securities and those of our selling security holders shall run simultaneously. Of the shares offered by selling security holders, 27,500 of these shares will be offered on behalf Alma Jean O'Connor and Lawrence Hartman. Ms. O'Connor serves as our corporate secretary and Mr. Hartman serves as our vice president and a member of our board of directors. There is an inherent conflict insofar as we may sell those shares owned by Mr. Hartman and Ms. O'Connor before we sell our own shares. This offering will terminate in one hundred eighty (180) days unless we extend it for an additional ninety (90) day period, which we may do at our discretion.

         Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. Brokers may act as dealers by purchasing any or all of the securities either as agents for others or as principals for their own accounts and reselling such shares pursuant to this prospectus. Such brokers will receive compensation from the selling security holders in the form of commissions or discounts and may receive compensation from purchasers of the securities for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts.

         We cannot be certain that the selling security holders will sell any or all of the securities. In order to comply with applicable state securities laws, the securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In many states, the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities with respect to such securities for a period of one or five business days prior to the commencement of such distribution.

         Each of the selling security holders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and Exchange Act rules and regulations, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person. Our selling security holders must furnish each broker through which selling security holders' shares are sold a copy of this prospectus.

         The factors described above may affect the marketability of the securities. Pursuant to the various agreements we have with the selling security holders, we will pay all the fees and expenses incident to the registration of the securities (other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders). To the extent required, we will amend or supplement this prospectus to disclose any material arrangements regarding the plan of distribution of our securities.

                                LEGAL PROCEEDINGS

         There are no pending or threatened legal or governmental claims, actions or proceedings against or relating to us which could, individually or in the aggregate, have a materially adverse effect on us.


         Under the terms of the reorganization of Visual Telephone, which led to the distribution of our shares to the shareholders of Visual Telephone, Visual Telephone has assigned to us all of its rights to the lawsuit captioned Visual Telephone International v. Michael O'Brien Pickens and the Pickens Venture Group, Case No. 97-2969(JWB) and filed in the United States District Court in and for the District of New Jersey. This lawsuit seeks monetary damages against Mr. Pickens, The Pickens Venture Group, Inc. and The Pickens Group (collectively "Pickens"). An order entering a default against the defendants in this case was executed on August 26, 1999. No assurance can be given that the defendants in this case would be able to satisfy any award of damages.


         We have incurred over $47,000.00 in legal fees and costs in connection with this matter. However, we believe that most of the legal fees and costs to be incurred in connection with this matter are behind us and that we have sufficient capital to bring this matter to a conclusion. We further believe that this matter can be concluded by incurring no more than an additional $10,000 in legal fees and as a result, the additional legal fees will not have a material effect on our operations or liquidity. However, no assurances can be given in this regard. No assurances are given that any award of damages will be granted to us.


         We have filed a lawsuit against iVoice.com, Inc, the company that merged with our former parent company, alleging constructive eviction, trespass, breach of contract, conversion, interference with economic relations and quantum meruit. This lawsuit, which was filed in the Bergen County Chancery Division on April 3, 2000 sought unspecified damages. On March 4, 2002, a judgment of $31,977.89 was entered in our favor. However, we can not be assured of collecting this judgment.



          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

         The following table sets forth information regarding the executive officers, directors and our control persons.

NAME                         AGE            POSITIONS HELD
-------------------------------------------------------------------------------
Carl R. Ceragno              54             Director, President and Treasurer
Larry S. Hartman             34             Director and Vice President
Almajean O'Connor            50             Secretary

         The directors named above will serve until the next annual meeting of our shareholders to be held within six (6) months of the close of our fiscal year or until their successors shall have been elected and accepted their positions. Directors are elected for one-year terms. Mr. Ceragno and Ms. O'Connor are our executive officers.

         CARL R. CERAGNO. Carl R. Ceragno, who is our co-founder, has served as our president and chief executive officer since our inception. His principal responsibilities include system design engineering, project management, sales and technical proposal preparation. From July 1969 through June of 1992, Mr. Ceragno served as a studio engineer, project engineer, chief engineer, and ultimately vice president of engineering for Tele-Measurements, Inc., an A/V systems integration business located in Clifton, New Jersey.

         Mr. Ceragno received a bachelor of sciences degree in June of 1968 from Emerson College, Boston, MA. At graduation, he was honored by receiving the departmental award for excellence and service to the Emerson College broadcasting department.

         Mr. Ceragno has given numerous network design and video conferencing lectures, has taught technical classes at Emerson College and has authored numerous lectures regarding telecommunications technology and integration.

         Since 1998, Mr. Ceragno has served as trustee and president of the New York Susquehanna & Western Technical and Historical Society, is a delegate to the United Railroad Historical Society of New Jersey and is active in railroad equipment restoration and preservation.

         LAWRENCE S. HARTMAN. Lawrence S. Hartman has served as Vice President-Corporate Counsel since May of 1999. Mr. Hartman does not devote his full time efforts to our affairs. Rather, he provides his time on an "as needed" basis. From June of 1999 to the present, Mr. Hartman has served as director, president and secretary of AngelCiti Multimedia, Inc., which conducts film and music festivals. From May of 1998 to June of 1999, Mr. Hartman had served as a senior manager of the Ocwen Federal Bank, where his responsibilities were devoted towards real estate asset management. From January 1996 to May of 1998, Mr. Hartman served as Vice President, secretary and general counsel with Terragon Realty Advisors, a real estate investment trust. From January of 1994 until January of 1996, Mr. Hartman was employed as an associate attorney with the law firm of Coudert Brothers, where his area of practice was limited to real estate law.

         Mr. Hartman earned a Bachelor of Arts degree from Albany University in May of 1987. He earned his Juris Doctor degree from Columbia Law School in May of 1990. Mr. Hartman is currently licensed to practice law in the State of New York.

         ALMAJEAN M. O'CONNOR. Almajean M. O'Connor has served as our corporate secretary since May of 1999. She has been employed by us as our office manager since November of 1996. From November of 1987 to November of 1996, Ms. O.'Connor had been employed as a legal secretary and legal assistant with the law firm of Hannoch Weisman, Roseland, New Jersey. While Ms. O'Connor has not earned a four year degree, she has attended Atlantic County Community College, Mays Landing, New Jersey, where she had taken computer science classes.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables set forth the ownership, as of December 31, 2000, of our common stock (i) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) by each of our directors,
(iii) by stockholders owning more than five percent (5%) of our shares, and (iv) by all executive officers and our directors as a group. All persons named have sole voting and investment power with respect to such shares, subject to community property laws, and except as otherwise noted.


                                                                               PERCENTAGE OF TOTAL SHARES
TITLE OF                                             NO. OF            Before Offering of        After Issuance of
CLASS                    NAME & ADDRESS              SHARES            19,912,641 Shares         19,912,641 Shares
---------------------------------------------------------------------------------------------------------------------

Class A Common     Toby Investments                  788,392              6.32%                     2.43%

Class A Common     Lawrence S. Hartman               550,000              4.41%                     1.70%

Class A Common     Almajean O'Connor                 255,000              2.04%                     0.79%

Class A Common     Carl R. Ceragno                 2,500,000             19.87%                     7.69%

Class B Common     Carl R. Ceragno                   400,000             100.0%                   100.00%
---------------------------------------------------------------------------------------------------------------------
All Officers and Directors as a Group
(3 Individuals)                                     3,305,000             26.27%                   10.17%


        The principal shareholder of Toby Investments is Barry Kobrin, who has no relationship with us other than as one of our shareholders. The Class A common shares owned by Mr. Ceragno excludes 150,000 shares of Class A common shares owned by Christopher Ceragno, the son of Mr. Ceragno. As our Class B shares are entitled to 100 votes per share at all meetings at which shareholders are entitled to vote, Mr. Ceragno possesses voting control over all matters that may come to a vote of our shareholders.

CHANGES IN CONTROL.

There are currently no arrangements which would result in a change in control of our management.


                            DESCRIPTION OF SECURITIES

         The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK.


         General. We are authorized to issue up to 40,000,000 Class A shares which have a par value of $ 0.001 per share. As of December 31, 2001, there were 12,580,591 Class A shares issued and outstanding. We are authorized to issue up to 700,000 Class B shares which have a par value of $0.001 per share. As of December 31, 2001, there were 400,000 Class B shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.


         Voting Rights. Each Class A shareholder is entitled to one vote, either in person or by proxy, at meetings of shareholders. The holders of Class A shares are not permitted to vote their shares cumulatively. Each Class B shareholder is entitled to one hundred votes, either in person or by proxy, at meetings of shareholders. The holders of Class B shares are not permitted to vote their shares cumulatively. Accordingly, assuming all the shares that we are registering and offering for sale are issued and outstanding, the holders of 162,416 Class B shares can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. Assuming all authorized Class A and Class B common shares are issued and outstanding, holders of 202,001 Class B shares can elect all of our directors and in such event, holders of the remaining minority shares will not be able to elect any directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

         Dividend Policy. All Class A shares are entitled to participate ratably in dividends when and as declared by our Board of Directors out of the funds legally available to pay dividends. Any such dividends may be paid in cash, property or additional shares of common stock. Class B shares are not entitled to receive dividends. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business, and that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, our capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

         Miscellaneous Rights and Provisions. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each Class A share is entitled to share ratably in any assets available for distribution to holders of our equity after satisfaction of all liabilities. Class B shares are not entitled to any distribution in the event of our liquidation.

         Under Nevada law, stockholders may take corporate action without the holding of a meeting by employing a written consent or consents signed by the holders of a majority of our outstanding shares of capital stock.. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce corporate expense associated with annual special meetings of the shareholders. If shareholder action is taken by written consent, we will be required to send each shareholder entitled to vote on the applicable matter, but whose consent was not solicited, an information statement containing information about the action taken.

         Shares Eligible For Future Sale. Upon the effectiveness of the registration statement of which this prospectus is a part, we will have outstanding approximately 12,580,591 shares of Class A common stock. The 4,329,041 shares of currently issued and outstanding Class A common stock registered pursuant to this offering will be freely tradable without restrictions under the Securities Act, except for any shares held by our "affiliates", which will be subject to the resale limitations of Rule 144 under the Securities Act.

         A significant portion of the shares of our common stock currently outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act, and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144.

         In general, under Rule 144 as currently in effect, any of our affiliates and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or

(ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

         Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

         As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in the public market beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

         Transfer Agent. Fidelity Transfer Company has been appointed the transfer agent of our common stock and preferred stock.

                      INTEREST OF NAMED EXPERTS AND COUNSEL


           Our Financial Statements for the year ending December 31, 2000 and December 31, 2001 have been included in this prospectus in reliance upon the report of Chisholm and Associates, independent certified public accountants, and upon the authority of said independent Certified Public Accountants as experts in accounting and auditing.


         Andrew Farber and Jeffrey Klein, partners in the firm of Farber and Klein, have been issued 37,500 Class A shares of common stock of the Issuer, which are part of this registration statement. Farber and Klein have provided legal services in connection with this offering and have rendered the legal opinion as to the validity of shares being registered on this registration statement.


       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

         Section 78.7502, Nevada Revised Statutes ("NRS"), provides that Nevada corporations may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. Indemnification of directors or officers is available if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

         Further, in an action brought by the corporation or in the right of the corporation, if the person, after exhaustion of all appeals, is found to be liable to the corporation, or if the person makes payment to the corporation in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders; (2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

         To the extent that a director or officer of a corporation is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, the corporation must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Nevada law also allows Nevada corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 78.751(3) of the Nevada Revised Statutes provides that any indemnification provided for by us (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

         Section 78.752 of the Nevada Revised Statutes allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under this Section may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         Our By-laws provide for the indemnification of our directors and officers to the maximum extent provided by law. It is the position of the Securities and Exchange Commission and many state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.


                             DESCRIPTION OF BUSINESS

OVERVIEW

         Our Company was incorporated in New Jersey on August 11, 1989. From our inception until 1992, we had acted as consultants providing research and development for video and data products. In 1992, we began to design and install Local Area Networked voice and data communication systems. In 1994, we began to design and install video communication systems as well.

         We became a wholly owned subsidiary of Visual Telephone of New Jersey, Inc., a publicly traded Delaware corporation ("Visual of New Jersey") on July 17, 1996. Visual of New Jersey changed its name to Visual Telephone International, Inc. ("Visual Telephone") in September of 1996. We operated as a wholly owned subsidiary of Visual Telephone until May 19, 1999 when our shares were distributed to the shareholders of Visual Telephone pursuant to an Agreement and Plan of Reorganization dated May 14, 1999 (the "Reorganization Agreement") by and among us, Visual Telephone and International Voice Technologies, Corp., a privately held Delaware corporation ("IVT"). Pursuant to the Reorganization Agreement: i) IVT merged with and into Visual Telephone; ii) we were to change our state of incorporation from New Jersey to Nevada; iii) we authorized the issuance of two classes of common stock and vesting of voting control of our shares in our President, Carl R. Ceragno through the issuance of Class B shares; and iv) ownership of our Class A shares was spun off to the shareholders of Visual Telephone. Since May 21, 1999, we have operated as a separate and autonomous entity. On July 15, 1999, we completed a change of domicile merger pursuant to which our state of domicile was changed from New Jersey to Nevada.

         We presently design, develop, install and support communications systems that process and transmit data, voice and video. We also manufacture and sell fully integrated, PC based, full motion video conferencing systems. We have two autonomous internal divisions. Our Systems Integration Division designs, develops and installs sophisticated data, voice and video networks and is our core business. Our Visual Products Division develops, manufactures and sells desktop full motion video conferencing products, but does not contribute in any material manner to our operations or revenues.

         The design, installation and support of communications networks lends itself to several applications, both within a particular enterprise or business and without an enterprise or business. A network is the integration of two or more computers and their components into a system that allows multiple users to share the same information, communicate with the mainframe or (a computer with large capacity used primarily for massive data storage and processing) or central networking system and all other computers and peripheral equipment. Our customers need to communicate within their organization and/or reach a diverse audience at many remote locations. The networked systems that we design and install can be used both to operate within a business or from one business to another, and are comprised, for the most part, of hardware supplied and manufactured by other equipment manufacturers ("OEMs").

          We have designed and installed networked systems to be used as video conferencing systems, distance learning systems, security/surveillance systems, and sophisticated campus distribution systems. Our systems combine data, voice and full motion video transmission in an efficient and cost effective manner.

         Our line of desktop video conferencing products are PC based video conference systems that communicate over public telephone lines. They provide simultaneous dual display of full frame video presence and graphics in a portable package. Our line of video conferencing products features our proprietary Visual-EZ custom operating interface which provides simplified video, audio and graphic collaboration for conference system operation.

         The following table sets forth a breakdown by industry segment of our sales revenues to unaffiliated entities, sales to related entities, operating profit or loss and identifiable assets:


             FINANCIAL INFORMATION RELATING TO INDUSTRY SEGMENTS AND
                         CLASSES OF PRODUCTS OR SERVICES
------------------------------------------------------------------------------
                                                 Year Ending December 31
                                               ----------------------------
                                                2000                 2001
------------------------------------------------------------------------------
Sales to Unaffiliated Customers:
         Systems Integration Division       $  105,300        $   214,462
         Visual Products Division           $      -0-        $       -0-

Inter-segment Sales:
         Systems Integration Division       $      -0-        $       -0-
         Visual Products Division           $      -0-        $       -0-

Operating Profit or Loss:
         Systems Integration Division       $ (202,110)       $  ( 34,931)
         Visual Products Division           $      -0-        $       -0-

Identifiable Assets:
         Systems Integration Division       $  184,493        $   175,978
         Visual Products Division           $      -0-        $       -0-

INDUSTRY BACKGROUND

         Communication systems play a pivotal role in how industry utilizes corporate information to satisfy its strategic goals. Networked resources allow businesses to transmit and track information necessary to manage their operations. Telecommunication connectivity is the backbone that allows the transport of this information, in the form of data, voice or video between employees, management and even customers. Multimedia presentations which utilize data, voice and full motion video transmission have become an effective means for communicating ideas, statistics and information at costs significantly lower than long distance personal presentations.

         Communication technology has evolved in great leaps over the last several years, yielding high quality full motion video conferencing capabilities at reduced costs. Reduced costs have led to an increase in options for users. Increased communications options lead to user confusion and the need to provide guidance and expertise. We believes that the trends of advancing technology and decreasing costs will continue, yielding improved productivity and profitability for businesses that have planned their communications strategies carefully, and we have positioned ourselves to provide the knowledge and expertise necessary for the deployment of this ever advancing technology.

DESCRIPTION OF OUR BUSINESS SEGMENTS

         SYSTEMS INTEGRATION DIVISION. The outsourcing of computer services is a rapidly growing trend where businesses obtain all or a portion of their data processing requirements from a systems integrator, such as us. We believe that it is generally more cost-effective and efficient for our clients to purchase outsourced services from us than to procure equivalent services by hiring their own service and support staff.

         We, through our Systems Integration Division, provide our clients with sophisticated communications solutions designed to fulfill their strategic needs. We provide the knowledge and experience necessary for the deployment of digital, voice and video technology. We have been providing the development, design and integration and support of large scale security, surveillance, audio/visual, professional video and computer/network systems since 1989. Our Systems Integration Division accounts for approximately 90% of our business. This division has no foreign operations and no material foreign sales.

         PROJECT ANALYSIS AND DESIGN. We offer research and planning insight and options at all levels of information flow. We offer an array of connectivity services, including Local Area Network ("LAN") and Wide Area Network ("WAN") system design configuration, video conferencing consulting, user training, installation and support. Our Systems Integration operations begin with a discussion with the client's management team to review the client's current communication systems and assess their current and future needs. Existing systems are tested, documented and mapped to aid in the diagnosis of problems and potential problem areas and to determine whether they can be incorporated into a client's new and improved design. A functional design and implementation plan is established based upon the current and projected needs and budget of the client.

         Supplies, materials and testing equipment used by our System Integration Division are supplied by various manufacturers and sources. We believe that the various components, parts and equipment used by our Systems Integration Division are readily available from a diverse assortment of suppliers. This eliminates the need for us to maintain an excessive level of inventory. The elimination of any one supplier would not have a material effect on our ability to design and install systems.

         PROJECT DESIGN SEGMENTS SERVED. We have offered our system integration and design services in connection with large scale security, surveillance, audio/visual, professional video and computer/network projects. Our systems have been geared towards the following applications:

         VIDEO CONFERENCING/DISTANCE LEARNING SYSTEMS. We believe that traditional on-campus educational programs do not adequately address the needs and preferences of many working adults. Burdened by the competing time demands of work and family, many adults want to attend courses that are convenient to their homes or places of work. The emphasis on locational convenience, together with the availability of tuition reimbursement incentives offered by employers, have contributed to an increase in demand for higher education and training at off-campus locations. This allows educational institutions, businesses and others to offer classes and training to remote locations far from the traditional campus or home office.

         A number of national, economic, demographic and social trends, including: i) employer and employee recognition of the need to have employees advance their skills; ii) the shift from unskilled jobs to skilled jobs in the United States due to the shift from an industrial to a knowledge-based economy;
iii) improvement in the student's financial prospects; and iv) the need for colleges to increase their revenue base, are contributing to the growing demand for career oriented education.

         We design and network interactive video conferencing systems for education institutions, private sector employers and governmental agencies. Our interactive networks facilitate the instruction by one centrally located instructor of employees, students or other personnel who may each be located at many different and far reaching locations. These systems eliminate the need to hire many instructors and transport them to various teaching locations or transport students or trainees to one or more locations. Our marketing objectives for these systems are achieved by:

         *Targeting major corporations, federal, state and local governmental agencies and other organizations that reimburse or pay for a significant portion of tuition costs, have policies to encourage their employees to pursue higher education or additional job related training, or otherwise have a need to implement training to personnel at diverse locations.

         *Making alliances with colleges, universities, entrance exam test preparation providers and primary education school boards to provide higher education and exam training for adults and to create a centralized network for school districts.

         *Making alliances with equipment vendors and telecommunications services providers to gain access to the latest technology capable of providing quality, cost-effective interactive video conferencing systems.

         SECURITY/SURVEILLANCE SYSTEMS. The use of video surveillance has aided the automation of the security industry. Closed Circuit Television ("CCTV") surveillance is being relied upon more heavily today to protect lives and property as an adjunct to classical security alarm measures. Larger corporate, institutional and governmental agencies require CCTV systems that utilize high quality industrial grade video, elaborate control of cameras with pan/tilt/zoom capability, video matrix switching of sources and video taping for audit trails or submittal as legal evidence.

         Competition in the small and medium surveillance system market is intense as the levels of technical expertise and financial resources needed are minimal. Large security system design and integration requires a high degree of technical knowledge in a number of electronic systems areas. These systems are usually distributed in a wide area making the need for muliplexing video and control mandatory. Fiber optics are generally needed to support the wide bandwidth multiplexing for transmittal of signals over greater distances than copper cable will allow without equalization. Control of different pan/tilt/zoom devices needed to meet various specifications must be designed for remote single or multiple control. Video from multiple camera sources must be processed and switched among numerous monitors and monitor locations.

         We have successfully designed and implemented six high level security/surveillance systems for museums, casinos and high security military installations. Our services have been sought after and provided to end users as well as large scale contractors.


         COMPUTER NETWORKS. We provide specialized system design, installation and support for local area networks that support connect user input and display devices with host computers and shared resources. Over the last ten years, we have seen LAN technology change many times, as the need to transmit more data, voice and video at faster rates increases. Data systems with fiber backbones running at gigabit speeds are becoming state of the art. A properly designed and carefully installed system will require low maintenance and provide reliable operation over the system's service life. Since our inception, we have successfully designed and installed such systems.

         DOCUMENTATION AND QUALITY ASSURANCE. Truly effective communications systems require easy and inexpensive maintenance. Maintenance costs are reduced by employing accurate and easy to use documentation. We identify, track, and map all cable runs and devices utilized in a system. Cable test results and certification runs are compiled and documented to provide quality assurance. We provide complete sets of prints reflecting cable runs, equipment location and functional interconnect details for all systems that it engineers and instals. Our mapping documentation becomes a most useful maintenance tool. Documentation is supplied on floppy disks that can be readily modified. When clients are unable to provide digitized floor plans of their facility, we can scan and digitize any floor plan on an AutoCad file for an additional fee. We believe that the use of our documentation and quality assurance strategies will provide our clients with significant savings as our mapping decreases the amount of time that technicians need to maintain the systems that we design and install.


         We own and maintain an inventory of test and measurement equipment for the daily requirements of our business. Additional testing equipment is acquired to support special project requirements on a case by case basis. All such testing and measurement equipment is re-calibrated every six months to traceable National Bureau of Standards sources. There are no anticipated plans for any material purchase of additional equipment.

         GOVERNMENT BUSINESS. We are qualified and registered to do business with all branches of the federal government. Additionally, we are located in South Hackensack, New Jersey, a New Jersey Economic Development Agency economically targeted enterprise zone. Our location provides us with a strategic advantage when bidding on projects for federal, state and local governments.


         In June of 1999, we were awarded a New Jersey State contract for telecommunications consulting and technical services with a per project cap of $500,000.00. This is an annual contract, renewable upon review of performance and negotiation of rates. As of this date, we have been awarded six projects for engineering and technical services under this contract. During 1999, the aggregate revenues under these projects were approximately $105,000.00. During 2000, aggregate revenues under these projects were approximately $130,000. No assurances can be given that any additional projects will be awarded to us pursuant to this contract.


         We are a qualified contractor for bidding in the Commonwealth of Pennsylvania for video conferencing, distant learning, audio/visual, multimedia, audio, graphic and image display system projects. This qualification is renewed annually and is not subject to review or re-negotiation. This work is highly competitive, requires installation and other personnel to be residents of Pennsylvania.

         Our Visual Products Division is listed as an authorized subcontractor pursuant to a Government Services Administration contract with Lockheed Martin Federal Systems to sell our proprietary Visual- EZ products and accessories. This contract allows us to sell our line of Visual-EZ products to the federal government at negotiated prices without going through a bidding process. This contract is renegotiated annually and may be amended during the course of any year to add or delete products. To date no products have been sold under this program and no assurances are given that we will ever do so.

         Our Systems Integration Division is currently working on the following governmental or public projects:

                     William Paterson University, Wayne, NJ
                    Ramapo College of New Jersey, Mahwah, NJ
                   University of Pennsylvania, Edenborough, PA
                            Rice Schools, Girard, PA

         Current government and public projects represent approximately 40 percent of our revenues. However, one large system order in either the public or private sector could dramatically change this percentage.


         MARKETING AND SALES STRATEGY. We focus our sales and marketing efforts on developing strategic alliances with other equipment manufacturers ("OEMs") and other service providers. This permits us to act as a vendor for the OEM or other service provider and sub-contract our engineering, integration and installation of the OEM's products or other service provider's services. We rely on the sales efforts of the sales professionals employed by our business affiliates. This philosophy allows us to function without the added burden of a large direct sales force. Additionally, we directly market our services to Fortune 500 companies, federal, state and local governments, including the military and department of defense, as well as to education institutions.

          We have enjoyed business relationships with the following equipment manufacturers and service suppliers:

                         Ameritech, Hoffman Estates, IL
                                BTNA, Herndon, VA
                          Centech Group, Arlington, VA
                                HBOC, Atlanta, GA
                           Panasonic ESD, Secaucus, NJ

         While we strive to maintain such relationships, no assurances are given that it will be able to do so or whether it will be able to develop new relationships with other manufacturers and suppliers.

         We do not believe that the business generated by our Systems Integration Division is seasonal. While our Systems Integration Division does a significant amount of business with agencies of federal, state and local governments, we are not dependent upon the business of one or a few customers, the loss of any one or more of which would have a material adverse effect upon our operations. No single customer of our Systems Integration Division is responsible for 10% or more of our aggregate sales. While our Systems Integration Division employs pricing and payment terms that our management considers competitive, we do not employ extended payment terms or liberal return policies that could have a materially adverse effect on our operations. This division's sales varies with the timing and scope of the projects booked. In most cases backlog varies between two weeks and two months. Currently, this division has no orders on backlog.

         RESEARCH AND DEVELOPMENT. It is not anticipated that the Systems Integration Division will incur material research and development expenses and we have not made any budgeting provisions for research and development. While some of this division's research and development costs are funded from our operating revenues, much of our research and development costs are paid for by our clients. In such event, we own the rights to the fruits of such research and development and our clients have the unlimited but non-exclusive use of the technology or design that we have developed.


         VISUAL TELEPHONE PRODUCTS DIVISION. We, through our Visual Products Division, develop, manufacture and sell desktop full motion video conferencing products. Our line of desktop video conferencing products are PC based video conference systems that feature H.320 international standards compliance over the public telephone network. They provide portable and simultaneous dual display of full frame video and graphics. Our line of video conferencing products features our proprietary Visual-EZ operating interface which provides simplified video conference system operation.


         Hardware for the our line of video conferencing products is supplied by various manufacturers and sources. We believe that the various components for our products are readily available from a diverse assortment of suppliers. As a result, there is no need for us to maintain excessive levels of inventory The elimination of any one supplier would not have a material effect on our ability to manufacture our line of video conferencing products. The Visual Products Division does not currently account for a material part of our business. This division has no foreign operations and no material foreign sales.

         Our Visual Telephone Products Division owns no copyrights, patents or trademarks.

         PROJECTED MARKET FOR DESKTOP VIDEO CONFERENCING PRODUCTS. According to Dataquest, Sales of desktop PC video conferencing systems was approximately $136,000,000 in 1995. With decreased equipment and transmission costs coupled with improvements in video image quality, sales of desktop PC video conferencing systems are expected to be $1.6 billion by the end of the year 2000. The number of desktop PC video conference systems in use at the end of the year 2000 is forecast to be between 2.5 million and 5 million units, compared to approximately 50,000 units at the end of 1995.

PRODUCT DESCRIPTION

         VISUAL 1000A SERIES. The Visual-1000A series is a PC based desktop video conferencing system for direct connection to the public ISDN or private digital branch exchange network. The system is based upon a multi-media ready 586-266 MHz CPU platform with 64Mb RAM audio echo cancellation processor and 15 inch high resolution (1280x1024, 72 Hz) display monitor. Except for the OEM Series that requires a client furnished PC and monitor, all units are built on the same PC platform. All models feature direct ISDN interfaces that support ISDN rates of 128kB (2B) with one ISDN BRI, 384kB (6B) with 3 ISDN BRI, 512 (8B) with four ISDN BRI, and RS-449/V.35 for special systems applications.

         VISUAL 1010 SERIES. The Visual 1010 series of products is identical to the 1000A series, except it is presented in a high performance workstation meeting Federal VTC-1 system specification requirements. These systems incorporate the Five bay desktop case of the 1000A series with a Pentium II/MMX 233 Energy Compliant PC, 17" XVGA Display, 2Gb hard drive, 24x CD-ROM Drive and Type I, II, III and IV card Reader.

         VISUAL 1050 SERIES. The Visual 1050 series is an OEM package comprised of a modular kit to be installed in client furnished PC's. This series does not include a PC or display. However, this system includes a fixed camera, CODEC card, interface cables and our proprietary Visual EZII operating system software.

         VISUAL 100 SERIES. The Visual 100 series is designed for the educational and small office/home office. The system meets all H.320 standards for a Desktop Video Conference System, complete with camera, mini pack with PCA bus, AMD 266 CPU and 32 MB Ram, Type I, II, III, and IV card Reader. No display or graphics are included in this configuration.

         VISUAL 2000 SERIES. The Visual 2000 series supports data rates from 384 kB and higher. The system allows continuous full frame presence and graphics on two video displays mounted on a portable roll-out cabinet. The base configuration is provided with a 27" video picture monitor data display. Optional monitor configurations for large group use include dual 33" and dual 37" displays. The system is flexible in configuration allowing end users to add full room echo cancellation, graphic stand, slide to video converters, pan/tilt-zoom cameras with local and remote control, and other performance options. It was specifically designed to the needs of Distant Learning, Corporate Conference and Tele- Medical applications, but is also competitively priced when used in medium to large group conferencing.

         As an option to the 1000 and 2000 series, we offer high resolution video graphics with 640x480 image capture and display. The Visual 2000 series is further enhanced with the availability to access the optional pan/tilt-zoom camera, either locally or remotely, using the system's mouse or tablet for preset acquisition and movement.

         VISUAL-EZII OPERATING SYSTEM SOFTWARE. The Visual-EZII operating system software is the custom operating interface for the Visual series of products, replacing the standard Windows GUI (Graphics User Interface). This collaboration software was developed by Optel Communications, Inc., Syosset, NY ("Optel"). We recently acquired the TeleWriter-AGS system software for $150,000.00 in cash and convertible secured promissory notes ($15,000.00 cash and $135,000.00 of notes) and will need to retain the services of one or more programmers to further develop the software to make it commercially feasible for us to license it to others. This software was assigned by us to a wholly owned subsidiary that we formed in exchange for all of the common stock in the subsidiary as well as a perpetual license to use the software as we deem appropriate. No assurances can be given that this software can be developed by us to the point that it is commercially viable as a product that we can license to others, that we will have sufficient financial resources to develop it to the point that it can be marketed to others or that we possess the marketing ability to sell it once it has been fully developed.


         The principal feature of the Visual-EZII operating system is its powerful white boarding, graphics and collaboration package, which utilize the TeleWriter-AGS software system as its graphics engine. The system provides true 30 frames per second of voice, data and video over a single ISDN line. It allows for full size or scalable primary motion received images on a display monitor, eliminating image shrinkage to fit inside a windows interface. The Visual-EZII platform is fully compliant with ITU/TSS H.320, T.120 and H.243 standards, providing H.261 full CIF video teleconferencing standards. This platform is also fully compliant with the new VTC-1 compliance requirements for desktop video conference systems used by federal agencies to ensure compatibility and high performance collaboration capability.


         The standard Visual-EZ system provides ten screen buttons with pull up menus. The capability to white board, exchange graphics and annotate using a standard mouse or optional pen tablet is bundled into the software. The current Visual-EZII operating system has a life expectancy of at least three years. Future versions for the current software include capability for H.323 video over packet networks, ADSL interface, and expanded T.120 graphics and collaboration support.

         Our video conferencing products use smaller amounts of bandwidth to provide superior picture quality, audio and collaborative graphics than our competitors. Most video conferencing systems use 768 kbps to realize a television quality video session with collaboration. Our products provide for superior image and motion quality using half the bandwidth. This provides an immediate cost savings of up to 50% per minute for inter-lata and intra-lata video calls.

         During the fiscal years ending December 31, 1999 and December 31, 1998, revenues from this division accounted for 0% and 15% of our revenues, respectively.

         Marketing Our video conferencing products are marketed through OEM's and independent professional sales representatives around the country and as part of video telecommunications systems designed and installed by our Systems Integration Division.

         Due to concerns regarding competition in the video conferencing industry in general, short product cycles of video conferencing hardware and anticipated research and development costs, we have de-emphasized the sale of our Visual-EZII operating system software and related software and accessory-only systems. De-emphasis of the sales of systems with hardware also lessen our need to maintain costly inventory. We do not believe that the business generated by our Visual Products Division is seasonal. While our Visual Products Division does a significant amount of business with agencies of federal, state and local governments, it is not dependent upon the business of one or a few customers, the loss of any one or more of which would have a material adverse effect upon our operations. No single customer of our Visual Products Division is responsible for 10% or more of our aggregate sales. Our Visual Products Division does not employ extended payment terms or liberal return policies that could have a materially adverse effect on our operations. This division does not have any orders on backlog.

         Research and Development. In light of a reduced emphasis upon the sale of the hardware components of our video conferencing systems, we will be devoting our research and development budget and efforts to further enhancement of our Visual-EZII operating system hardware. It is anticipated that future advancements to the software will lead to capability for H.323 video over packet networks, ADSL interface, and expanded T.120 graphics and collaborative support.

COMPETITION

         The data, voice and video networking industry as well as the video conferencing industry are highly competitive. This industries are highly price sensitive with respect to product acquisition and other costs as well as ongoing costs of operation and maintenance. Our businesses are not capital intensive and there are no significant financial barriers to entry. While we believe that the market for data, voice and video networking, and video conferencing products has increased substantially in recent years, competition in such markets has increased substantially as well. We face competition from large numbers of large and small companies, both public and private. Our most significant competitors are Vcon, PictureTel, Polycom, Tandburg and Sony. Many of the companies competing with us with respect to our video products division possess greater financial and personnel resources than we possess and have greater leverage in acquiring prospects, hiring personnel and marketing. A high degree of competition in these areas is expected to continue. No assurance is given that our will not be adversely affected by these factors.

         Competing technologies, emerging definitions of the current international standard and the development of new industry standards may render some of our video conferencing products non- competitive or obsolete. The competitive nature of this industry mandates higher research and development budgets that lead to rapidly evolving standards and features, short product life cycles and downward pricing trends. While, decreasing PC hardware costs and increased capabilities may make desktop video conferencing systems more affordable, maintenance and support of existing video conferencing systems may become more complicated as replacement items may have different foot prints, mounting configurations or electrical requirements. In recognition of the these concerns, we will emphasize the sale of our Visual-EZII operating system software which is less capital intensive than production of full video teleconferencing systems and less susceptible to the aforementioned competitive risks.

EMPLOYEES

         As of December 31, 1999, we had 5 full-time employees, none of whom are employed pursuant to the terms of an employment agreement. We also engage independent contractors on an as-needed basis for the installation of the systems that we design and engineer. The number of independent contracts utilized by us for the installation of our systems is directly proportionate to the amount of business that our Systems Integration Division is conducting. We do not anticipate any material change to the number of our permanent employees. None of our employees or independent contractors are covered by a collective bargaining agreement. We believe that our relationship with our employees is satisfactory.

CASH REQUIREMENTS


         We are not raising capital in connection with the filing of this registration statement. It is anticipated that we will require expenditures for salaries, professional fees, office and facility lease payments and general operating expenses over the next six months, which in the aggregate should not exceed $175,000.00. We believe that we will be able to satisfy our cash requirements, for both working capital and product development purposes, during the next six months from funds generated from our operations. However, no assurance is given that we will not be required to raise additional funds to satisfy our working capital and other needs either privately or in a subsequent public offering of our securities.


          When pricing a particular project, we usually require an advance payment of 33% to 50% of the project's purchase price. Client's generally make negotiated progress payments thereafter. Advance payments and ensuing progress payments may not be sufficient to continuously fund our operations during the course of large system integration projects that we undertake, resulting in gaps in the cash flow necessary to complete the project. Internally generated cash flow from our other projects may not be sufficient to fill these gaps. To insure adequate cash flow and the ability to pursue larger projects, we have entered into an asset based loan agreement with a commercial lender that permits us to draw up to 80% of a client's purchase order up to $1,000,000.00. We cannot undertake large system integration projects without this loan facility. While we believe that we can continue to rely upon the availability of this loan facility, we cannot give any assurances that this loan facility will be available to us in the future or whether we will be able to replace it if it is terminated.

ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock that we are registering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and accompanying schedules. Descriptions contained in this prospectus relating to any contract or other document are not necessarily complete, and each such description is qualified in all respects by reference to the full text of such contract or document.

         The registration statement and the exhibits and accompanying schedules, may be inspected and copies at the principal offices of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of this registration statement may be obtained at prescribed rates from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20545 or by calling the SEC at 1-800 SEC-0330. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         Following this offering, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 and intends to furnish to our stockholders annual reports containing audited financial statements and may furnish such interim reports to our stockholders as it deems appropriate.

         When we qualify statements in this prospectus with the word "believe", unless otherwise indicated, we are basing our belief on the knowledge and experience of our personnel and advisors. Statistical information included in this prospectus has been obtained by us from publications we deem reliable and with which we have no relationship.

REPORTS TO SECURITY HOLDERS.

         We will send a copy of our Annual Report on Form 10-KSB to security holders in conjunction with the filing of our Form 10-KSB with the Commission at the close of our current fiscal year.


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF THE RESULTS OF OUR OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND ATTACHED FOOTNOTES THAT ARE INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED IN THIS PROSPECTUS, THE DISCUSSION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISK AND UNCERTAINTIES. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES", "EXPECTS", "MAY", "WILL", "SHOULD" OR "ANTICIPATES" OR THE NEGATIVE OF THESE WORDS OR SIMILAR EXPRESSIONS OR BY DISCUSSIONS OF STRATEGY. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. IMPORTANT FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED UNDER THE CAPTION ENTITLED "RISK FACTORS", AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

RESULTS OF OPERATIONS.


         We have not shown a net profit as a wholly owned subsidiary of our former parent company, Visual Telephone. As a wholly owned subsidiary, we had devoted a substantial amount of our efforts towards the development of our Visual products division. While our operating losses have decreased significantly from $202,100 as of December 31, 2000 to $34,931 as of December 31, 2001, our executive officers have been loaning us funds to finance our losses over the last several years. We booked total revenues of $214,462 for the year ending December 31, 2001, as compared to revenues of $105,300 for the prior year. While our revenues increased over 100%, we were able to better manage operating expenses, as they decreased approximately 14% from $277,959 for the year ending December 31, 2000 to $238,120 for the year ending December 31, 2001.

         We have been principally focused upon our systems integration operations. Management believes that our systems integration related operations had been largely ignored, while we had been a wholly owned subsidiary of our former parent company. We believe that we are on the right path towards sustained profitability as our revenues are increasing and our operating expenses are decreasing. We further believe that we can operate profitably as an entity independent of our former parent company. However, we cannot be certain that we will be able to do so. To the extent that we cannot achieve and maintain profitability, we will require additional financing to continue our operations. We intend to use a portion of the proceeds of this offering as working capital and we may be able to negotiate credit terms with vendors and compensate these vendors with shares of our common stock to preserve our cash flow.


LIQUIDITY AND CAPITAL RESOURCES


         Total cash and cash equivalents as of December 31, 2001 were $2,088 as compared to $3,120 as of December 31, 2000. Accounts receivable increased significantly to $12,277 as of December 31, 2001 from $1,841 as of December 31, 2000 reflecting credit terms that the Company has had to extend to promote business. Total current assets increased to $22,998 as of December 31, 2001 from $16,817 at December 31, 2000 as a result of our increased revenues and associated accounts receivable.

         Despite our improving operations, we are technically insolvent as our current liabilities (excluding related party accounts payable and a convertible note which may be repaid by us at our election for our common stock) exceed our current assets. Our current liabilities (excluding related party accounts payable and a convertible note which may be repaid by us at our election for our common stock) increased approximately 14% to $372,754 as of December 31, 2001 from $326,957 as of December 31, 2000. $262,361 as of December 31, 2001 is
currently due our president and secretary.


         While we are taking measures to expand our revenues, improve our liquidity and continue to trim our expenses, we cannot guaranty that we will be able to operate profitably. Until we can do so, we are reliant upon the ongoing loans from our executive officers or the proceeds of this offering to remain in business.

FUTURE EXPENDITURES

         Our future capital expenditures will depend upon our ability to generate revenues or additional investment capital if our revenues are not sufficient. If, and to the extent that we are successful in generating net revenues or raising investment capital, our future expenditures will be applied towards salaries for general working capital purposes.

                             DESCRIPTION OF PROPERTY

         We currently occupy approximately 2,850 square feet of space at 67 Ramapo Valley Road, Suite 103, Mahwah, New Jersey 07430 for our corporate and administrative offices under a lease expiring on October 31, 2006 and requiring $2,493.75 monthly rent subject to annual escalations. We believe that our current space is suitable for our current and projected needs over the next ten month period and have no current plans to lease additional space.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Carl R. Ceragno, our co-founder and President was a director, executive officer and control person of Visual Telephone, our former parent company. Pursuant to the Reorganization Agreement, we changed the state in which we had been incorporated from New Jersey to Nevada and we were to issue two classes of common stock and vest voting control of our shares with Mr. Ceragno.


         Carl R. Ceragno, our president, and Alma Jean O'Connor, our secretary, have been funding our ongoing losses. Mr. Ceragno has outstanding loans to us in the amount of $217,483 as of December 31, 2001 and Ms, O'Connor has outstanding loans to us in the amount of $44,878, as of December 31, 2001. The loans from Mr. Ceragno have been used to pay salaries and other operating expenses. These loans are demand loans and are not evidenced by promissory notes and may be called by Mr. Ceragno and Ms. O'Connor, as the case may be, at any time. Ms. O'Connor's loan and $150,000 of Mr. Ceragno's loan accrue interest at the rate of 7% per annum. The balance of Mr. Ceragno's loan does not accrue interest. Additionally, we received loans of $7,050 from an entity controlled by Mr. Ceragno during 1999.


         As of September 15, 2000, AngelCiti Multimedia, Inc., a corporation controlled by Lawrence Hartman loaned us $6,600 to be applied towards the legal fees needed to prepare the registration statement of which this prospectus is a part. This loan bear interest at 8% per annum and is due on or before September 15, 2002. As additional consideration for making this loan, we issued this lender 50,000 shares of our class A shares and agreed to include these shares in the registration statement of which this prospectus is a part.

         We have been issued a line of credit in the amount of $1,000,000 by the Brookdale Funding Group, none of which is currently drawn upon. We anticipate that this loan facility would be used to help finance long term projects that cannot be financed by other means. Repayment of this loan facility is personally guarantied by our President, Carl
R. Ceragno. The terms of this facility require Mr. Ceragno to exercise voting control of our common stock so as to avoid a change in our control.

         The following shares of common stock were acquired after May 14, 1999 by our executive officers and directors:

      Name               Number and Class of Shares           Consideration                 Date
      ----               --------------------------           -------------                 ----

Carl R. Ceragno          2,000,000 Class A shares             $   2,000.00              June 1, 1999
                           400,000 Class B shares             $     400.00              June 1, 1999

Alma Jean O'Connor         250,000 Class A shares             $     250.00              June 1, 1999

Lawrence Hartman           500,000 Class A shares             $     500.00              June 1, 1999

         Pursuant to our agreement to acquired the Optel/TeleWriter AGS software, we paid CSTI- Outreach Technology the sum of $150,000.00 of which $15,000.00 was advanced by Carl R. Ceragno, our president and the balance of $135,000.00 was paid in the form of a convertible promissory note.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

MARKET INFORMATION.

         Our Class A shares have never traded on any recognized securities exchange, is not currently traded on the National Association of Securities Dealers Automated Quotation System Over the Counter Bulletin Board("OTCBB"), in the National Quotations Bureau Pink Sheets or on any other quote board. We hope to establish a market for said shares. However, there can be no assurance that any recognized public market will develop for our Class A shares. Holders of our common stock may not be readily able to dispose of their interests in our common shares. Even if a market develops for our shares, there can be no assurance as to the price that our common shares will be traded.

HOLDERS.

         As of December 31, 2001, there were approximately 239 holders of record of our common stock.


DIVIDENDS.

         We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation of our three (3) officers for the last two (2) fiscal years and the first nine months of this year:



NAME AND                                    ANNUAL COMPENSATION               LONG TERM COMPENSATION
PRINCIPAL POSITION        YEAR         SALARY       BONUS     OTHER     STOCK     SAR's     LTIP     OTHER
------------------        ----         ------       -----     -----     -----     -----     ----     -----
Carl R. Ceragno           1999     $   40,384.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00
President & Treasurer     2000     $   21,000.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00
                          2001     $   16,400.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00

Lawrence S. Hartman       1999     $    NONE      $   0.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00
Vice President            2000     $    NONE      $   0.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00
                          2001     $    NONE      $   0.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00


Almajean O'Connor         1999     $   31,538.43  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00
Secretary                 2000     $    5,500.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00
                          2001     $   13,900.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00  $   0.00


TERMS OF OFFICE.

         Our directors hold office until the next annual meeting of our stockholders or until their successors are elected and duly qualified. All officers serve at the discretion of the directors. Directors' Compensation.

         No compensation has been paid to any directors for service in such capacity in the past, and no such compensation is presently payable to directors, but directors may be reimbursed for expenses incurred while attending Board and committee meetings. At such time as the Board of Directors deems appropriate, we intend to adopt an appropriate policy to compensate non-employee directors, in order to attract and retain the services of qualified non-employee directors.


                              FINANCIAL STATEMENTS

CAPITALIZATION.


The following table sets forth our actual capitalization as of December 31, 2001. The table should be read in conjunction with the Financial Statements and accompanying Notes included elsewhere in this prospectus.


Stockholders' equity: (1)
         Common Stock, Class A, $0.001 par value;
              40,000,000 shares authorized;
              12,580,591 shares issued or outstanding         $     12,581
         Common Stock, Class B, $0.001 par value,
               700,000 shares authorized;
               400,000 shares issued and outstanding          $          -
         Paid-in Capital                                      $    807,037
         Subscription Receivable                              $      3,250
         Retained Earnings                                    $ (1,185,582)
                                                              ------------
         Total Stockholders' Equity                           $   (369,214)


(1) Derived from our Financial Statements included elsewhere in this prospectus.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE


         On June 1, 2000, our auditing firm, Crouch, Bierwolf & Chisholm, dissolved, and could no longer serve as our independent auditing and accounting firm. On that date, Todd Chisholm, CPA, the principal of our prior auditing firm who had been responsible for conducting our audit, formed Chisholm and Associates, P.C. and had been retained as our independent auditing and accounting firm, as recommended and approved by our board of directors. Neither of the accountant's reports on the financial statements contained in this prospectus contain an adverse opinion or disclaimer of opinion. Nor were either of these reports modified as to uncertainty, audit scope or accounting principals.

         There were no disagreements with our former accountants on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. Our current and predecessor auditor are fully authorized to communicate with each other in the event such a disagreement should subsequently arise.

         We have not directly or indirectly consulted with our new auditor regarding the application of accounting principals to any specific completed or contemplated transaction. Nor have we directly or indirectly consulted with our new auditor regarding the type of audit opinion that might be rendered on our financial statements.

         We have provided our former accountant with a copy of the disclosures contained in this section of our prospectus and have requested and received from our former accountant a letter addressed to the Securities and Exchange Commission stating that it agrees with the disclosure that we have made in this section of our prospectus. A copy of this letter is attached as an exhibit to the registration statement of which this prospectus is a part.

                          COMMUNICATIONS RESEARCH, INC.

                              Financial Statements

                           December 31, 2001 and 2000

                                 C O N T E N T S


Accountants' Report ..................................................... F-2

Balance Sheets .......................................................... F-3

Statements of Operations ................................................ F-5

Statements of Stockholders' Equity....................................... F-6

Statements of Cash Flows ................................................ F-7

Notes to the Financial Statements ....................................... F-8

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of Communications Research, Inc.:


We have audited the accompanying balance sheets of Communications Research, Inc. as of December 31, 2001 and 2000 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Communications Research, Inc. as of December 31, 2001 and 2000 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7, the Company's recurring operating losses and lack of working capital raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 7. The financial statements do not include any adjustments that might result from outcome of this uncertainty.


Chisholm & Associates
North Salt Lake, Utah
March 19, 2002

                          Communications Research, Inc.
                                 Balance Sheets


                                     ASSETS

                                                                 December 31,
                                                             -------------------
                                                               2001       2000
                                                             --------   --------

CURRENT ASSETS

   Cash and Cash Equivalents                                 $  2,088   $  3,120
   Accounts receivable (net of allowance for doubtful
    accounts of  $0 and $0, respectively)                      12,277      1,841
   Inventory                                                    8,633     11,856
                                                             --------   --------

     Total Current Assets                                      22,998     16,817
                                                             --------   --------

PROPERTY & EQUIPMENT (Net)                                    144,379    164,476
                                                             --------   --------

OTHER ASSETS

    Deposits                                                    8,601      3,200
                                                             --------   --------

    Total Other Assets                                          8,601      3,200
                                                             --------   --------

     TOTAL ASSETS                                            $175,978   $184,493
                                                             ========   ========



   The accompanying notes are an integral part of these financial statements.

                          COMMUNICATIONS RESEARCH, INC.
                           Balance Sheets (Continued)

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                             December 31,
                                                     --------------------------
                                                         2001           2000
                                                     -----------    -----------

CURRENT LIABILITIES

   Accounts payable                                  $    22,851    $    23,180
   Accounts payable - related party                        4,279          6,450
   Accrued expenses                                       78,801         45,068
   Convertible debenture                                 135,000        135,000
   Current portion of long-term liabilities              271,102        258,709
                                                     -----------    -----------

     Total Current Liabilities                           512,033        468,407
                                                     -----------    -----------

LONG-TERM LIABILITIES

   Notes payable - related party                         261,106        254,046
   Notes payable                                          43,155         18,795
   Less current portion                                 (271,102)      (258,709)
                                                     -----------    -----------

     Total Long-Term Liabilities                          33,159         14,132
                                                     -----------    -----------

     TOTAL LIABILITIES                                   545,192        482,539
                                                     -----------    -----------

STOCKHOLDERS' EQUITY

   Common stock, class A, 40,000,000 shares of par
    $0.001 authorized, 12,580,591 and 12,580,591
    issued and outstanding, respectively                  12,581         12,581
   Common stock, class B, 700,000 shares of no
    par authorized, 400,000 issued and outstanding            --             --
   Paid-In capital                                       807,037        807,037
   Subscriptions receivable                               (3,250)        (3,250)
   Retained earnings                                  (1,185,582)    (1,114,414)
                                                     -----------    -----------

     Total Stockholders' Equity                         (369,214)      (298,046)
                                                     -----------    -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $   175,978    $   184,493
                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                          COMMUNICATIONS RESEARCH, INC.
                            Statements of Operations

                                                          December 31,
                                                 ------------------------------
                                                     2001              2000
                                                 ------------      ------------

REVENUES                                         $    214,462      $    105,300

COST OF SALES                                          11,273            29,451

GROSS PROFIT                                          203,189            75,849

OPERATING EXPENSES

   General and administrative expenses                 93,548           131,998
   Office salaries                                     43,861            39,449
   Rent                                                27,838            27,780
   Insurance                                           11,622            15,951
   Travel and lodging                                   7,033             9,849
   Payroll taxes                                        4,829             3,587
   Depreciation and amortization                       49,389            49,345
                                                 ------------      ------------

     Total Operating Expenses                         238,120           277,959
                                                 ------------      ------------

OPERATING INCOME (LOSS)                               (34,931)         (202,110)
                                                 ------------      ------------

OTHER INCOME AND (EXPENSES)

   Loss on disposal of assets                          (1,573)               --
   Inventory valuation adjustment                          --           (21,305)
   Interest expense                                   (34,664)          (30,175)
                                                 ------------      ------------

     Total Other Income and (Expenses)                (36,237)          (51,480)
                                                 ------------      ------------

INCOME (LOSS) BEFORE INCOME TAXES                     (71,168)         (235,590)

PROVISION FOR INCOME TAXES                                 --                --
                                                 ------------      ------------

NET INCOME (LOSS)                                $    (71,168)     $   (253,590)
                                                 ============      ============

NET INCOME (LOSS) PER SHARE                      $      (0.01)     $      (0.02)
                                                 ============      ============

WEIGHTED AVERAGE OUTSTANDING SHARES                12,580,591        12,499,341
                                                 ============      ============

   The accompanying notes are an integral part of these financial statements.

                          COMMUNICATIONS RESEARCH, INC.
                       Statements of Stockholders' Equity
                From December 31, 1999 through December 31, 2001


                                                         Common Stock
                                             -------------------------------------------
                                                       Class A                 Class B      Paid In      Retained
                                                Shares          Amount         Shares        Amount     (Discount)       (Deficit)
                                             -----------     -----------     -----------     ------     -----------     -----------

Balance on December 31, 1999                  12,483,091     $    12,483         400,000     $   --     $   776,910     $  (860,824)

Shares issued for services                        97,500              98              --         --          30,127              --

Net loss for the year ended
 December 31, 2000                                    --              --              --         --              --        (253,590)
                                             -----------     -----------     -----------     ------     -----------     -----------

Balance on December 31, 2000                  12,580,591          12,581         400,000         --         807,037      (1,114,414)

Net loss for the year ended
 December 31, 2001                                    --              --              --         --              --         (71,168)
                                             -----------     -----------     -----------     ------     -----------     -----------

Balance on December 31, 2001                  12,580,591     $    12,581         400,000     $   --     $   807,037     $(1,185,582)
                                             ===========     ===========     ===========     ======     ===========     ===========


   The accompanying notes are an integral part of these financial statements.

                          COMMUNICATIONS RESEARCH, INC.
                            Statements of Cash Flows


                                                               December 31,
                                                         ----------------------
                                                            2001        2000
                                                         ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net (loss)                                            $ (71,168)   $(253,590)
   Non-cash items:
     Depreciation and amortization                          49,389       49,345
     Stock issued for services                                  --       30,225
     Loss on sale of assets                                  1,573           --
   (Increase) decrease in current assets:
     Accounts receivable                                   (10,436)       1,604
     Prepaid expenses                                           --        3,820
     Inventory                                               3,223       29,204
   Increase (decrease) in current liabilities:
     Accounts payable                                         (329)      18,906
     Accounts payable - related party                       (2,171)        (600)
     Accrued expenses                                       33,733       27,371
                                                         ---------    ---------

       Net Cash Provided (Used) by Operating Activities      3,814      (93,715)
                                                         ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES

   Cash paid for deposits                                   (5,401)          --
   Purchase of property and equipment                       (2,030)      (1,074)
                                                         ---------    ---------

       Net Cash Provided (Used) by Investing Activities     (7)431       (1,074)
                                                         ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES

   Cash received from debt financing                        35,946       98,216
   Principal payments on long-term debt                    (33,361)      (4,229)
                                                         ---------    ---------

       Net Cash Provided (Used) by Financing Activities      2,585       93,987
                                                         ---------    ---------

INCREASE (DECREASE IN CASH                                  (1,032)        (802)

CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                                   3,120        3,922
                                                         ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD               $   2,088    $   3,120
                                                         =========    =========

Supplemental Cash Flow Information:
   Cash paid for interest                                $   6,549    $   2,804
   Cash paid for income taxes                            $      --    $      --

Non-Cash Financing Transaction:
   Purchase of vehicles through lease                    $  34,751    $      --



   The accompanying notes are an integral part of these financial statements.

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             a.  Organization

             The financial statements presented are those of Communications Research, Inc. (The Company). The Company was organized on August 11, 1989 in the State of New Jersey. On July 17, 1996, the Company became a wholly owned subsidiary of Visual Telephone International
             (VTI), a publicly traded Delaware corporation. On May 21, 1999 shares of the Company were distributed to the shareholders of VTI pursuant to an agreement and Plan of Reorganization spin off. The Company has operated as a separate entity since that date. Effective July 15, 1999, the Company changed its domicile to the State of Nevada through the spin off reorganization. These financial statements are therefore unconsolidated with the Company's parent for all dates presented.

             The Company is engaged in the design and installation of sophisticated communications systems for data and audio visual systems integration.

             b.  Recognition of Revenue

             The Company recognizes income and expense on the accrual basis of accounting. Revenue is recorded upon sale and delivery of the Company's product, and/or the installation of the communication system.

             c.  Earnings (Loss) Per Share

             The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

                                                                 Loss             Shares             Per Share
                                                            (Numerator)      (Denominator)             Amount
                                                        ------------------  ------------------  ------------------
               For the year ended December 31, 2001:

                     Income (loss) to common
                     stockholders                       $       (71,168)         12,580,591    $       (0.01)
                                                        ===============     ===============    =============

               For the year ended December 31, 2000:

                     Income (loss) to common
                     stockholders                       $      (253,590)         12,499,341    $       (0.02)
                                                        ===============      ==============    =============

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 2001 and 2000



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

             c.  Earnings (Loss) Per Share (continued)

             The following is the calculation for Weighted-average common shares used in basic and dilutive net loss per common share:
                                                           For the Year Ended
                                                             December 31,
                                                     ---------------------------
                                                        2001             2000
                                                     ----------       ----------
            Common shares outstanding during
             the entire period                       12,580,591       12,483,091
            Weighted-average common shares
             issued during the period                        --           16,250
                                                     ----------       ----------
            Weighted-average common shares
              used in basic EPS                      12,580,591       12,499,341
            Dilutive effects of potential
             common shares                                   --               --
                                                     ----------       ----------
            Weighted-average number of
              common shares and dilutive
              potential common stock used
              in diluted EPS                         12,580,591       12,499,341
                                                     ----------       ----------


             d.  Provision for Income Taxes

             No provision for income taxes has been recorded due to the net operating losses of the Company of approximately $1,185,000. The NOL carryforward will begin to expire in the year 2011. No tax benefit has been reported in the financial statements because the Company has yet to generate taxable income from operations, or show probability of taxable income. Some of the losses will be limited due to the acquisition and change of control.

             Deferred tax assets and the valuation account is as follows at December 31, 2001 and 2000.

                                                           December 31,
                                                   ----------------------------
                                                      2001               2000
                                                   ---------          ---------
             Deferred tax asset:
                NOL carryforward                   $ 402,900          $ 365,000
                Valuation allowance                 (402,900)          (300,000)
                                                   ---------          ---------

             Total                                 $      --          $      --
                                                   =========          =========

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 2001 and 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

             e.  Cash and Cash Equivalents

             The company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

             f.  Property and Equipment

             Expenditures for property and equipment and for renewals and betterments, which extend the originally estimated economic life of assets or convert the assets to a new use, are capitalized at cost. Expenditures for maintenance, repairs and other renewals of items are charged to expense. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations.

             The provision for depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the period ended December 31, 2001 and 2000 is $49,389 and $49,345, respectively.

             g.  Inventory

             Inventory is recorded at the lower of cost or market and consists primarily of computer components and parts.

NOTE 2 - Property and Equipment

             Property and Equipment consists of the following:

                                                  2001                2000
                                                ---------          ---------
             Leasehold Improvements             $   2,208          $   2,208
             Promotional Equipment                 21,880             21,880
             Furniture & Equipment                 34,523             47,116
             Lab & test equipment                  38,071             41,861
             Software                             150,000            150,000
             Vehicles                              51,711             30,024
                                                ---------          ---------
                     Total                        298,393            293,089

                Accumulated Depreciation         (154,014)          (128,613)
                                                ---------          ---------

                Net Property & Equipment        $ 144,379          $ 164,476
                                                =========          =========

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 2001 and 2000


NOTE 3 - RELATED PARTY TRANSACTIONS

             As part of being acquired by Visual Telephone International, Inc., the Company is indebted to Carl Ceragno an officer and director of the Company. The original balance owed was $150,000 bearing interest at 7%. The balance at December 31, 2001 and 2000 is $216,228 and $228,578, respectively.

             The Company received advances from RCP Enterprises, Inc. of $7,050 during 1999. The balance due at December 31, 2001 and 2000 is $4,279 and $6,450, respectively.

             During the year ended December 31, 2000, Alma Jean O'Connor, an officer, loaned the Company $19,410. The note bears interest at 7% and is due upon demand. The balance due at December 31, 2001 and 2000 is $44,878 and $25,468, respectively.

NOTE 4 - LONG-TERM LIABILITIES

               Notes payable related party is detailed as follows:

                                                                     2001       2000
                                                                   --------   --------
                Note payable to a officer & director, bears
                  interest at 7%, payable upon demand,
                  unsecured note                                   $216,228   $228,578

                Note payable to a officer, bears interest at 7%,
                 payable upon demand, unsecured note                 44,878     25,468
                                                                   --------   --------

                Total Notes payable related party                   261,106    254,046
                                                                   --------   --------

                Notes Payable are as follows:

                Note payable to a corporation, bears interest at
                 13.25%, monthly payments due of $197 through
                 February 2004, secured by a vehicle                     --      6,125

                Note payable to a corporation, bears interest at
                 1.9%, monthly payments due of $608 through
                 October 2006, secured by a vehicle                  33,117         --

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 2001 and 2000


NOTE 4 - LONG-TERM LIABILITIES (Continued)

               Note payable to a bank, bears interest
               at 8.5%, installments due monthly of
               $331 through September 2004, secured
               by a vehicle                           $ 10,038         $ 12,670
                                                      --------         --------

               Total Notes Payable                      43,155           18,795
                                                      --------         --------

               Total Long-Term Liabilities             304,261          272,841
                                                      --------         --------

               Less current portion of:
                 Notes payable - related party         261,106          254,046
                 Notes payable                           9,996            4,663
                                                      --------         --------
               Total current portion                   271,102          258,709
                                                      --------         --------

               Net Long Term Liabilities              $ 33,159         $ 14,132
                                                      ========         ========

               Future minimum principal payments on notes payable related party are as follows:

                     2002                                              $261,106
                                                                       --------

               Total notes payable-related party                       $261,106
                                                                       ========

               Future principal payments on Notes payable are as follows:

                     2002                                              $  9,996
                     2003                                                10,414
                     2004                                                 9,863
                     2005                                                 7,120
                     2005                                                 5,762
                                                                       --------

                            Total                                      $ 43,155
                                                                       ========

NOTE 5 - USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets involve extensive reliance on management's estimates. Actual results could differ from those estimates.

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 2001 and 2000


NOTE 6 - COMMITMENTS AND CONTINGENCIES

               The Company is committed to a lease agreement for their office and warehouse facilities. Monthly lease payments are due of $2,494 through November of 2006.

               Future minimum operating lease payments are as follows:

                     2002                                              $ 29,928
                     2003                                                29,928
                     2004                                                29,928
                     2005                                                29,928
                     2006                                                24,940
                                                                       --------

                                Total                                  $144,652
                                                                       ========

               Legal Proceedings
               -----------------

               Under the terms of the reorganization, VTI has assigned to the Company all of its rights to a lawsuit captioned VTI vs. Michael O'Brien Pickens and the Pickens Venture Group, Case No. 97-2969(JWB) and filed in the United States District Court. On August 26, 1999, the Company was granted a summary judgement against Pickens in the amount of $415,000 plus legal fees. The Company is currently trying to locate Mr. Pickens and begin collection on the judgement, but has had little success. The Company has therefore not recorded a receivable in connection with the judgement due to the uncertain ability to collect.

               The Company is the plaintiff in a law suit involving IVoice.com for expenses due in connection with an office sharing arrangement. See Note 11 for the status of this action.

NOTE 7 - GOING CONCERN

               The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had recurring operating losses for the past several years and is dependent upon financing to continue operations. The financial statements do not include any adjustments that might result from the outcome of uncertainty. It is management's plan to continue to implement their marketing strategy to generate the necessary revenue to support operations.

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 2001 and 2000


NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

               Estimated fair values of the Company's financial instruments (all of which are held for non-trading purposes) are as follows:

                                                               2001                       2000
                                                       ---------------------       -----------------------
                                                      Carrying        Fair         Carrying         Fair
                                                       Amount         Value         Amount         Value
                                                       -------       -------       -------         -------

               Cash and Cash Equivalents           $     2,088     $   2,088     $   3,120       $   3,120
               Long - Term Debt                        304,261       304,261       272,841         272,841
                                                       -------       -------       -------         -------

               The carrying amount approximates fair value of cash and cash equivalents. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities.

NOTE 9 - STOCKHOLDERS EQUITY

               Pursuant to the reorganization and spin off agreement dated May 21, 1999, the Company issued 9,233,092 shares of class A common stock to the shareholders of VTI, and 400,000 shares of class B common stock to a principal of the Company No value is placed on the stock issuance due to the nature of the issuance being similar to a forward stock split. The financial statements have been retroactively restated for the reorganization stock split as though it occurred at inception.

               Concurrent with the reorganization, the Company changed its domicile to the State of Nevada, and changed the authorized capital of the class A common to 40,000,000 shares of $.001 par value stock. The Company also authorized the creation of the 700,000 shares of class B common stock with no par value and 100 to 1 voting power as compared to class A common. The Company issued 400,000 shares of class B common to the Company's founder and president as part of the reorganization.

               On June 1, 1999, the Company authorized and issued 3,250,000 shares of class A common stock at $.001 per share, to various officers and employees for subscriptions receivable of $3,250. These subscriptions are to be paid to the Company once the shares are registered.

               During November 2000, the Company issued 97,500 shares of its common stock at $.31 per share for services valued at $30,225.

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 2001 and 2000


NOTE 10 - CONVERTIBLE DEBENTURES

               On November 17, 1999, the Company entered an agreement to purchase software from Communication Systems Technology, Inc.(CSTI). Pursuant to the purchase agreement the company paid $15,000 cash and became indebted to CSTI for $135,000. Principal and interest on the note is due in one year, bears interest at 8%, and is secured by the software. The note is convertible into shares of common stock, upon registration of the Company's stock. The conversion rate is 80% of the average trading price for the common stock for the 10 trading days ending one day prior to the conversion election date

NOTE 11 - SUBSEQUENT EVENTS

               The Company is the Plaintiff in a lawsuit involving IVoice.com , wherein the Company is seeking reimbursement for office sharing expenses due. In March 2002 the Company was awarded a judgment in the amount of $31,977.89 in the Superior Court of New Jersey. The judgment was not recorded in the 2001 financial statements, and the Company will seek collection on the judgment during 2002.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 22.  Indemnification of Directors and Officers

         Our Bylaws provide that we shall indemnify our officers, directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement arising out of his or her services on our behalf, subject to the qualifications contained in Nevada law as it now exists. Nevada law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

         Further, in an action brought by the corporation or in the right of the corporation, if the person, after exhaustion of all appeals, is found to be liable to the corporation, or if the person makes payment to the corporation in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders; (2) a majority of a quorum of the board of directors consisting of members of the board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

         To the extent that a director or officer of ours is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Nevada law also allows Nevada corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         Any indemnification provided for by Section 78.7502, Nevada Revised Statutes(by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

         Section 78.752, Nevada Revised Statutes allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under Section 78.7502, Nevada Revised Statutes may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         It is the position of the Securities and Exchange Commission and many state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 23.  Other Expenses of Issuance and Distribution

             The following table is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by us in connection with the issuance and distribution of the securities that we are registering and offering for sale. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. selling security holders will pay no offering expenses.

         ITEM                                                 EXPENSE
         ----                                                 -------
         SEC Registration Fee                                 $    100.00
         Legal Fees and Expenses                              $ 41,250.00
         Accounting Fees and Expenses                         $  7,130.00
         Miscellaneous*                                       $  5,000.00
         =================================================================
         Total                                                $ 53,480.00

* Estimated Figure

Item 24.  Recent Sales of Unregistered Securities

         The following table describes the identity of purchasers or holders of our shares, along with the date of issuance and amount of shares purchased.


      OWNER                       DATE OF ISSUANCE                      AMOUNT
------------------------------------------------------------------------------------------
Carl R. Ceragno                   June 1, 1999                2,000,000 Class A shares(1)
                                  June 1, 1999                  400,000 Class B shares(1)
Bertram Hennion, Jr.              June 1, 1999                  500,000 Class A shares(1)
Alma Jean O'Connor                June 1, 1999                  250,000 Class A shares(1)
Lawrence S. Hartman               June 1, 1999                  500,000 Class A shares(1)
Angelciti Multimedia, Inc.        September 15, 2000             50,000 Class A shares(2)
Adam Zoblotsky                    December 28, 2000              40,000 Class A shares(3)
William Markey                    December 28, 2000              20,000 Class A shares(3)
Farber & Klein                    December 28, 2000              37,500 Class A shares(4)

    ------------------------------------------------------------------------

(1) These shares were issued in connection with the reorganization of our former parent company for services rendered, pursuant to an exemption from registration under Section 4(2) under the Securities .Act of 1933, as amended.
(2) These shares were issued in connection with the making of a loan to the Company, pursuant to an exemption from registration under Section 4(2) under the Securities Act, as amended.
(3) These shares were issued in consideration for consulting services rendered, pursuant to an exemption from registration under Section 4(2) of the Securities Act, as amended.
(4) These shares were issued as partial consideration for legal services rendered, pursuant to an exemption from registration under Section 4(2) under the Securities Act, as amended. While these shares were physically issued on December 28, 2000, they were due before the initial registration statement of which this prospectus is a part was filed.

          The purchasers of the securities described above acquired them for their own account and not with a view to any distribution of their shares to the public. No underwriter or dealer was employed by the Company in connection with the issuance of these shares. All of these shares bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective registration statement under the 1933 Act, or an exemption from such registration requirements.

Item 25.  Exhibits

2.       Articles of Incorporation, as amended*
3.       Bylaws*
4.       Form of Stock Certificate*
5.       Opinion of Farber & Klein*
10.1     Agreement and Plan of Reorganization dated May 14, 1999*
10.2     TeleWriter and Related Agreements*
16.      Letter on Change in Certifying Accountant
23.1     Consent of Crouch, Beirwolf & Chisholm*
23.2     Amended Consent of Crouch, Bierwolf & Chisholm**
23.3     Consent of Chisholm and Associates
24.2     Consent of Farber & Klein (included in the opinion of Farber & Klein)*
27.      Financial Disclosure Schedule*

* Attached to Registration Statement, file No. 333-45870 filed with the Securities and Exchange Commission on September 15, 2000.
** Attached to Amendment No. 2 to Registration Statement, file No. 333-45870 filed with Securities and Exchange Commission on November 26, 2001

Item 26.  Undertakings

(A) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the provisions described above or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, submit the matter to the Court in which liability as found, to determine whether such indemnification by it is against public policy as expressed by the Act and will be governed by the final adjudication of such tribunal.

(B) We undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  i) To include a prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or its most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including but not limited to any deletion or addition of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of securities.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1933, we certify that we have reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Amended Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of Mahwah, State of New Jersey, on the 5th day of April, 2002.


                                           COMMUNICATIONS RESEARCH, INC.

                                           /s/ Carl R. Ceragno
DATE: APRIL 5, 2002                       ---------------------------------
                                           CARL R. CERAGNO, PRESIDENT



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature         Title                                Date
         ---------         -----                                ----

/s/ Carl R. Ceragno
----------------------     President, Treasurer, Chief          April 5, 2002
Carl R. Ceragno            Financial/Accounting Officer and
                           Director

/s/ Lawrence Hartman
----------------------     Vice President, Director             April 5, 2002
Lawrence Hartman